Exhibit 10.60
EXECUTION COPY
ASSET PURCHASE AGREEMENT
between
PROXYMED, INC.
dba MedAvant Healthcare Solutions,
and
PROXYMED TRANSACTION SERVICES, INC.
as Sellers
and
MHC ACQUISITION CORP.
as Purchaser
dated as of:
July 23, 2008

i

ii

iii

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is dated as of July 23, 2008 (the “Effective Date”), between ProxyMed, Inc., a Florida corporation doing business as MedAvant Healthcare Solutions (“Parent”), ProxyMed Transaction Services, Inc., a Delaware corporation (“PMTS”), and MHC Acquisition Corp., a Delaware corporation, or its designee (“Purchaser”). In this Agreement, Parent and PMTS are sometimes collectively referred to as the “Sellers.”
R E C I T A L S
     A. Sellers are engaged in the business of providing transaction services by means of the electronic exchange of information between healthcare providers and payers, primarily through Phoenix, Sellers’ electronic data interchange platform (the “Business”).
     B. On the Effective Date, Sellers have filed voluntary petitions (the “Petitions”) for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), commencing federal bankruptcy cases in respect of each of Sellers (such cases being referred to herein collectively as the “Chapter 11 Case”).
     C. Purchaser desires to purchase and acquire from Sellers, and Sellers desire to sell, convey, assign and transfer to Purchaser, certain of the assets and properties of Sellers relating to the Business, including the sale, assumption and assignment of certain executory contracts and leases pursuant to the terms hereof, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code (collectively, the “Contemplated Transactions”).
     NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. As used herein, the terms below shall have the following meanings:
     “Acquired Assets” has the meaning set forth in Section 2.1.
     “Affiliate,” with respect to any Person, means a Person that controls, is controlled by or is under common control with such Person. For the purposes hereof, “Control” and “Controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, management agreement or otherwise.

     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Allocation Schedule” has the meaning set forth in Section 2.10(a).
     “Alternative Transaction” means any agreement or transaction involving the sale (in a single transaction or a series of related transactions) of all or substantially all of the Acquired Assets, or the issuance or sale (in a single transaction or a series of related transactions) of all or substantially all of the equity interests, of Sellers or any of their successors, to any party other than Purchaser or a designee of Purchaser.
     “Apportionable Operating Expenses” has the meaning set forth in Section 2.9.
     “Arbitrating Accountants” has the meaning set forth in Section 2.10(c).
     “Assigned Claim” means any Claim of Sellers related to the Acquired Assets or the Assumed Liabilities, including but not limited to (a) any Customer Avoidance Action, (b) any Claims related to the Intellectual Property, including but not limited to any Claim or right to sue for damages by reason of past, present and future infringement of, or otherwise to enforce the Intellectual Property, (c) any Claim against a vendor, supplier, manufacturer, contractor, customer or other third party arising out of or related to any contract or agreement assumed by Purchaser at the Closing, whether by reason of a guaranty, representation, warranty or indemnity, or otherwise relating to an Acquired Asset; and (d) any Claim or other right to enforce any Assigned Deposit.
     “Assigned Deposits” has the meaning set forth in Section 4.21.
     “Assumed Employment Agreements” means the following agreements: (a) Key Employee Retention Agreement, dated May 16, 2008 between Kirk R. Willingham and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (b) Key Employee Retention Agreement, dated May 16, 2008 between Krishnan Aghoramurthy and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (c) Key Employee Retention Agreement, dated June 9, 2008 between Kouri T. Andrews and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (d) Key Employee Retention Agreement, dated May 16, 2008 between Martha D. Burge and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (e) Key Employee Retention Agreement, dated May 16, 2008 between Robert L. Frye and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (f) Key Employee Retention Agreement, dated May 16, 2008 between Stephen A. Godfrey and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (g) Key Employee Retention Agreement, dated May 16, 2008 between Angela M. McKenna and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (h) Key Employee Retention Agreement, dated May 16, 2008 between Eric D. Johnson and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (i) Key Employee Retention Agreement, dated May 16, 2008 between Karen D. Rocchi and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; (j) Employment Agreement, dated May 17, 2006 between Eric Arnson and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, as amended May 21, 2008; (k) Employment Agreement, dated March 29, 2001 between Lonnie W. Hardin and ProxyMed, Inc., as amended March 8, 2005 and May 22, 2008; (l)

Employment Agreement, dated May 17, 2006 between Adnane Khalil and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, as amended May 21, 2008; (m) Employment Agreement, dated May 17, 2006 between Allison Myers and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, as amended July 3, 2008; and (n) Employment Agreement, dated April 29, 2008 between Peter E. Fleming, III and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions; and (o) Employment Agreement, dated April 27, 2007 between Teresa Stubbs and ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, as amended July 3, 2008.
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Assumed Section 365 Contract” has the meaning set forth in Section 6.10.
     “Atlanta Facility” means the Sellers’ Facility located in Atlanta, Georgia.
     “Atlanta TSA” means an Atlanta Transition Services Agreement in form and substance to be agreed upon by the parties, under which agreement the parties shall agree that, from the Closing Date to December 31, 2008, Sellers shall authorize Purchaser to occupy and use the entire Atlanta Facility premises and utilize all personal property thereat and, in consideration therefor, Purchaser shall be responsible for the operating costs of the Atlanta Facility during the period during which the Atlanta TSA is in effect.
     “Auction” means the auction process for the purchase of Acquired Assets authorized by the Bankruptcy Court and set forth in the Bidding Procedures Order.
     “Avoidance Actions” means any Claim under sections 502, 510, 541, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under related state or federal statutes or common law, including fraudulent transfer of conveyance law.
     “Bankruptcy Code” has the meaning set forth in Recital B.
     “Bid Submission Deadline” means the deadline for submission of bids as established pursuant to the Bidding Procedures Order.
     “Bidding Procedures Motion” means a motion, supporting papers, notices and form of Bidding Procedures Order, all in form and substance acceptable to Purchaser in its reasonable discretion, seeking the entry of the Bidding Procedures Order.
     “Bidding Procedures Order” means an Order of the Bankruptcy Court, in the form of Exhibit A attached hereto, which shall provide for a Bid Submission Deadline of no later than 45 days from the Petition Date and for completion of the Auction within 50 days of the Petition Date, with the final form and substance of such Order to be acceptable to Purchaser in its sole discretion.
     “Break-Up Fee” has the meaning set forth in Section 9.6(a).
     “Business” has the meaning set forth in Recital A.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Los Angeles, California are authorized or required by Law to close.
     “Business Records” means all books and records of Sellers (in any form or medium), Related to the Business, including, without limitation, all financial statements, financial data, Tax Returns, workpapers from accountants and auditors, budgets, data processing records, employment, payroll and personnel records, vendor, supplier and customer records, ledgers, journals, files, reports, plans, manuals, sales and credit records, studies, surveys, reports, marketing material, pricing guidelines, customer lists and databases, customer records, test records, financing records, performance benchmark reports, customer account histories and profiles, sales training and presentation materials, customer support materials, support bulletins, computer files and programs, retrieval programs, operating data and plans, projections, forecasts and plans.
     “Chapter 11 Case” has the meaning set forth in Recital B.
     “Chapter 11 Expenses” means the costs incurred and expenses paid or payable by Sellers in connection with the administration of the Chapter 11 Case, including (a) obligations to pay professionals’ fees and expenses in connection with the Chapter 11 Case (including fees of attorneys, accountants, investment bankers, financial advisors and consultants retained by Sellers, the Creditors’ Committee, the pre-Petition lenders, or any other official committee appointed in the Chapter 11 Case and any compensation for making a substantial contribution in the Chapter 11 Case) and reimbursement of any expenses incurred by Sellers prior to the Closing Date in connection therewith (including any obligations to pay any holdback of any such fees and expenses), (b) fees and expenses payable to the United States trustee under Section 1930 of Title 28 of the United States Code, and (c) expenses of members of the Creditors’ Committee.
     “Chapter 11 Plan” means any Chapter 11 plan of reorganization in the Chapter 11 Case.
     “Claim” means any claim, right, demand, action, cause of action, chose in action, lawsuit, or judgment of any nature whatsoever, whether known or unknown, in Law, equity, or otherwise, whether for recovery of money or property, or for consequential or other damages or other relief, and whether arising by way of counterclaim or otherwise.
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 3.1.
     “COBRA” means Section 4980B of the Code and Section 601 et. seq. of ERISA, and the proposed or final regulations thereunder.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” means any agreement to which either of Sellers is a party and under which any third party owes an obligation to maintain confidentiality or to refrain from making disclosure regarding the Sellers, the Intellectual Property or the Business, whether entered into before into after the filing of the Petition.
     “Consent” means any consent, approval, authorization, waiver, agreement or license by, or report or notice to, any Person.
     “Contemplated Transactions” has the meaning set forth in Recital C.
     “Creditors’ Committee” means any official committee of unsecured creditors appointed by the United States trustee in the Chapter 11 Case, as such committee may be constituted from time to time.
     “Cure Amount” means the amount required to be paid as a cure amount under Section 365 of the Bankruptcy Code so that Sellers may sell, assume and assign any Section 365 Contract to Purchaser. Schedule 1.1 sets forth the best estimate of Purchaser of the Cure Amounts in respect of the Section 365 Contracts (other than any Cure Amounts excluded from such schedule at the request of Purchaser as pertaining to a Section 365 Contract as to which Purchaser does not wish to Sellers to assume and assign to Purchaser) on and as of the date set forth thereon. For avoidance of doubt, “Cure Amount” shall not include any pre-Petition Customer Obligations under any Customer Incentive Programs.
     “Customer” means any customer of Seller in the Business.
     “Customer Avoidance Action” means any Avoidance Action against a Customer.
     “Customer Contract” means any contract or agreement of Sellers or its Affiliates, oral or written, to which either a Customer or an aggregator of Customers is a party.
     “Customer Incentive Programs Motion” means a motion, supporting papers, notices and form of Customer Incentive Programs Order, all in form and substance acceptable to Purchaser in its reasonable discretion, seeking the entry of the Customer Incentive Programs Order.
     “Customer Incentive Program” has the meaning set forth in the Customer Incentive Programs Order.
     “Customer Incentive Programs Order” means an Order of the Bankruptcy Court, in form and substance acceptable to Purchaser in its reasonable discretion, authorizing the Sellers to honor or pay pre-Petition obligations to Customers under existing Customer Incentive Programs, in form and substance acceptable to Purchaser in its reasonable discretion.
     “Deposit” has the meaning set forth in Section 2.6(a).

     “Designated Purchaser Representatives” has the meaning set forth in Section 6.6.
     “Development Environments” means any device, programming, documentation, media and other objects, including compilers, “workbenches,” tools, and higher-level or “proprietary” languages, used by Sellers for the development, maintenance and implementation of any Software excluding, however, any third party software and hardware used by Sellers for such purposes, to the extent such objects may be necessary for any subsequent maintenance or enhancement of such Software.
     “DIP Financing Agreement” means a DIP Financing Agreement or other documents evidencing the DIP facility debtor between Sellers and the Senior Lender, as referenced in and approved by the Bankruptcy Court in the Chapter 11 Case.
     “Disabling Code” means any known virus, Trojan horse, worm, software lock, drop dead device or any other limiting routine or instructions that would erase data or render the Software incapable of being used in accordance with the documentation therefor or render the Software out of compliance with its documentation.
     “Effective Date” has the meaning set forth in the preamble to this Agreement.
     “Effective Time of Employment” has the meaning set forth in Section 7.3(b).
     “End User License Agreements” has the meaning given to it in Section 4.17(h) of this Agreement.
     “Environmental Laws” means all federal, state and local Laws governing health and safety, pollution or the protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agreement” has the meaning set forth in Section 2.6(a).
     “Escrow Holder” has the meaning set forth in Section 2.6(a).
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Contract” has the meaning set forth in Section 2.2(c).
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Facility” means any Facility other than an Acquired Facility, and for avoidance of doubt includes the Atlanta Facility, the Florida Facilities and the Jeffersonville Facility.
     “Facility” means any of the facilities occupied by any of the Sellers in connection with the Business.

     “Facilities Lease” means any real property lease or sublease for any Facility of Sellers, including all amendments and modifications thereto.
     “FICA” means the United States Federal Insurance Contributions Act, as amended from time to time.
     “Final Order” means an Order of the Bankruptcy Court the operation or effect of which has not been stayed, reversed or amended, and as to which Order the time to appeal or to seek review or rehearing has expired and as to which (i) no appeal or request for review or rehearing was filed, or (ii) if an appeal or request for review or rehearing was filed, such appeal or request for review or rehearing is no longer pending.
     “Florida Facilities” means the Facilities of Sellers located in Tampa and Plantation, Florida.
     “FUTA” means the United States Federal Unemployment Tax Act, as amended from time to time.
     “GAAP” means United States generally accepted accounting principles, applied on a consistent basis during the periods involved.
     “General Release” means a general release by Sellers, in the form attached hereto as Exhibit J, of any Claims against Purchaser or its Affiliates, other than Claims arising under this Agreement or as otherwise specified therein.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization, and shall include the Bankruptcy Court.
     “Hazardous Substance” means any hazardous waste, toxic substance, pollutant or contaminant as those terms are defined in Environmental Laws.
     “Inactive Employee” means an employee who is not actively at work due to approved leave of absence, short-term disability leave or military leave.
     “Inbound License Agreements” means all agreements granting to Sellers or any of their Affiliates any right to use, exploit or practice any Intellectual Property or Licensed Software owned or controlled by Persons other than Sellers and any of their Affiliates (excluding Shrinkwrap Software).
     “Income Tax” or “Income Taxes” means any franchise Tax and any Tax based on or measured by gross or net revenues, income or profits (including any and all fines,

penalties, interest and additions attributable to or otherwise imposed on or with respect to any such Tax).
     “Initial Expense Payment” means the non-refundable payment of $100,000 made by Sellers to Purchaser pursuant to paragraph 6 of the Letter Agreement.
     “Intangible Property” means all intangible personal property of Sellers, including, without limitation, (i) all goodwill of the Business; (ii) all Intellectual Property; (iii) all income, royalties or payments due and payable and all rights of priority and protection of interests in the Intellectual Property and all legal privileges associated therewith; (iv) all Business Records; (v) all guaranties, representations, warranties, indemnities, whether by vendors, suppliers, manufacturers, contractors, Customers or others, and similar rights, in favor of Sellers to the extent related to any of the Acquired Assets; (vi) all rights under any geographic distribution agreements between Sellers and any vendor, supplier, manufacturer or contractor; (vii) all Assigned Deposits; (viii) all Permits, to the extent such licenses and permits are assignable under the Bankruptcy Code; (ix) all Assigned Claims; and (x) all telephone and facsimile numbers and all listings in all telephone books and directories (in any media) used by Sellers in the conduct of the Business.
     “Intellectual Property” means all of the following as they exist in any jurisdictions, in each case, to the extent used or held for use by Sellers in connection with the Business: (i) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisions, continuations, continuations-in-part, renewals, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended modified, withdrawn or refiled) (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, websites or web pages, designs, logos or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (“Marks”); (iii) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”); (iv) trade secrets, confidential business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, databases, mask works, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (“Trade Secrets”); (v) Software; and (vi) all licenses, sublicenses, and other agreements or permissions related to the property described in clauses (i) to (v) of this definition.
     “Inventory” means all goods, supplies, materials, stock in trade and other inventory, wherever located, of Sellers for use or sale in the ordinary course of business, including but not limited to business forms and marketing brochures, and packing and packaging materials.

     “Jeffersonville Facility” means the Facility located in Jeffersonville, Indiana.
     “Laws” means any (i) statutes, laws, rules, regulations, ordinances, codes or Orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) Orders decisions, judgments, and awards of or agreements with any Governmental Authority.
     “Legal Proceeding” means any complaint, suit, charge, action, Claim, arbitration, inquiry, investigation or other proceeding (whether at Law or equity and whether judicial, administrative, regulatory or arbitral) before or by any Governmental Authority.
     “Letter Agreement” means the letter agreement dated June 18, 2008 between Sellers and Purchaser, as amended and related term sheet dated June 14, 2008.
     “Liability” means any debt, liability, commitment, guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, conditional or unconditional, liquidated or unliquidated, choate or inchoate, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.
     “Licensed Software” has the meaning given to it in Section 4.17(f) of this Agreement.
     “Lien” means any mortgage, pledge, lien (statutory or otherwise), charge, equity, encumbrance, right of way, covenant, right of first refusal, defect in title, security interest, hypothecation, conditional sale or other title retention agreement, assessment, easement, encroachment, Consent, Claim, option, reservation, restriction, condemnation proceeding, burden or conflict of any kind.
     “Material Adverse Change” means any Legal Proceeding, event, occurrence, fact, condition, change or effect that (individually or together with any other events, facts, conditions, changes or effects) has, or would reasonably be expected to have, a material adverse effect on (a) the value, transferability or condition of the Acquired Assets, (b) the amount of the Assumed Liabilities, or (c) the consolidated financial condition or results of operations of the Business, taken as a whole, other than the filing of the Petitions, but excludes any effect: (i) affecting companies in its industry or its markets generally; (ii) that is cured before the date of any termination of this Agreement by the Purchaser; or (iii) by reason of the identity of the Purchaser or communications by the Purchaser or any of their Affiliates of its plans or intentions regarding the operation of the Business.
     “Material Breach” means, with respect to a party to this Agreement, (a) any breach by such party of a representation or warranty contained in this Agreement that is qualified as to materiality or a material breach of any representation and warranty that is not so qualified, which breach is not capable of being cured or, if capable of being cured, is not cured within five (5) days after written notice of such breach is given by another party to this Agreement to such party or (b) any breach by such party of the covenants or agreements set forth in this Agreement, which breach is not capable of being cured or, if capable of being cured, is not cured within three (3) days after written notice of such breach is given by another party to such party.
     “Non-Customer Contract” means any contract or agreement of Sellers or its Affiliates, oral or written, Related to the Business (other than a Customer Contract).
     “Offer Employee” has the meaning set forth in Section 7.3(b).
     “Order” means any order, injunction, writ, decree, adjudication, determination or ruling by a Governmental Authority.
     “Outside Date” means September 22, 2008 or, if Purchaser by written notice to Sellers given on or before September 15 expressly designates a later date (not later than October 15, 2008), such later date.
     “Owned Software” has the meaning set forth in Section 4.17(f).
     “Parent” has the meaning set forth in the preamble to this Agreement.
     “Party” means, with respect to this Agreement, either Sellers or Purchaser and Sellers and Purchaser are the “parties” to this Agreement, as the context may require.
     “Permit” means any license, certificate of occupancy, franchise, permit, exemption, Consent, right, or Order by, or required registration with, any Governmental Authority.
     “Permitted Lien” means (i) any easement, encroachment or similar reservation, restriction or burden or other Lien that would not individually or in the aggregate adversely affect the use or enjoyment of the Acquired Assets by Purchaser and (ii) any Lien that Purchaser agrees in writing to accept.
     “Person” means any natural person, firm, partnership, association, corporation, limited liability company, joint venture, trust, unincorporated organization, business trust, Governmental Authority, official and unofficial committees in the Chapter 11 Case or any other entity.
     “Personal Property Lease” means any equipment, personal property or intangible property lease, sublease, rental agreement, license, contract or similar arrangement to which Sellers is a party.
     “Petition” has the meaning set forth in Recital B.
     “Petition Date” means the date on which the Petitions are filed in the Bankruptcy Court, commencing the Chapter 11 Case.
     “PMTS” has the meaning set forth in the preamble to this Agreement.

     “Pre-Closing Tax Period” means any Tax period (or any portion thereof) ending on or before the Closing Date.
     “Purchase Price” has the meaning set forth in Section 2.5(a).
     “Purchaser” has the meaning set forth in the preamble to this Agreement.
     “Related to the Business” means required for, arising out of, or used in connection with the Business as conducted by Sellers before the Closing Date.
     “Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.
     “Sale Hearing” means the hearing of the Bankruptcy Court to approve the Sale Motion and the Contemplated Transactions.
     “Sale Motion” means a motion, supporting papers, notices and form of Sale Order, all in form and substance acceptable to Purchaser in its reasonable discretion, seeking the entry of the Sale Order.
     “Sale Order” means an Order of the Bankruptcy Court, in the form attached hereto as Exhibit B, approving the sale of the Acquired Assets, assumption of the Assumed Liabilities, and assignment of all Assumed Section 365 Contracts free and clear of any Liens (except for Permitted Liens and any Assumed Liabilities under this Agreement) and finding that Purchaser is a “good faith purchaser” for purposes of Section 363(m) of the Bankruptcy Code, with the final form and substance of such Order to be acceptable to Purchaser in its sole discretion.
     “Scheduled Section 365 Contract” has the meaning set forth in Section 6.10(b).
     “Section 365 Contract” means any executory contract or unexpired lease of any of Sellers.
     “Sellers” has the meaning set forth in the preamble to this Agreement.
     “Sellers’ Benefit Plan” or “Sellers’ Benefit Plans” means any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option or other equity-based compensation, severance pay, life, medical, dental, death benefit, disability or accident insurance plan, vacation, Code Section 125 “cafeteria” or “flexible benefit” plan or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA or any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.
     “Sellers’ Copyrights” has the meaning given to it in Section 4.17(d) of this Agreement.

     “Sellers’ Financial Statements” has the meaning given in Section 4.6.
     “Sellers’ Marks” has the meaning given to it in Section 4.17(b) of this Agreement.
     “Sellers’ Patents“ has the meaning given to it in Section 4.17(e) of this Agreement.
     “Sellers’ Representatives” has the meaning set forth in Section 7.2(b).
     “Sellers’ Required Approvals” has the meaning set forth in Section 4.4.
     “Sellers’ Trade Secrets” has the meaning given to it in Section 4.17(e) of this Agreement.
     “Senior Lender” means Laurus Master Fund, Ltd. and its Affiliates, successors and assigns.
     “Shrinkwrap Software” means off-the-shelf desktop applications available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $5,000 per licensed user.
     “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all documentation, including user manuals and training documentation, relating to any of the foregoing, in each case developed by or for, or licensed or made available to, Sellers and Related to the Business.
     “Straddle Period” has the meaning set forth in Section 7.7(a).
     “Straddle Period Taxes” has the meaning set forth in Section 7.7(b).
     “Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other similar governing body of such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
     “Systems” has the meaning given to it in Section 4.17(m) of this Agreement.
     “Tangible Personal Property” means all tangible personal property of Sellers, including furniture, fixtures, furnishings, equipment, machinery, motor vehicles, tools, computers, computer hardware, photocopiers, facsimile machines and other business equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools), tools, racking, molds, forms, dies and tooling and miscellaneous items, other than any tangible personal property held by Sellers subject to a Personal Property Lease unless such Personal Property Lease is an Assumed Section 365 Contract.
     “Tax” or “Taxes” means all taxes of any kind, charges, fees, customs, duties, imposts, levies, or other assessments, including all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated, withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax, or additional amounts, imposed by any taxing authority (domestic or foreign) and shall include any transferee Liability in respect of Taxes.
     “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, estimates and information returns and any amended Tax Returns relating to Taxes.
     “To the Knowledge” of a Person means to the Person’s best knowledge after due inquiry.
     “Trade Receivables” has the meaning set forth in Section 2.2(b).
     “Transaction Expenses” means all fees, charges, disbursements and expenses, paid out-of-pocket to third parties, and whether incurred before or after the Effective Date, including fees, expenses and costs of legal counsel, accountants, financial advisors, consultants, agents and other representatives, incurred in connection with the Contemplated Transactions, including (i) the negotiation of the Letter Agreement; (ii) business, financial and legal due diligence investigation; (iii) consideration, preparation and negotiation of the terms of the Contemplated Transactions, including this Agreement and related financing documentation, and the negotiation, execution and delivery of any documentation and any amendments thereto related to the Contemplated Transactions and the financing of the Contemplated Transactions; (iv) actions and proceedings in or related to the Chapter 11 Case; and (v) the consummation of the Contemplated Transactions and the definitive documentation.
     “Transfer Taxes” means all personal property transfer, documentary, sales, use, registration, value-added, stamp, deed and other similar Taxes (including interest, penalties and additions to Tax) incurred in connection with the Contemplated Transactions.
     “Transitioned Employee” has the meaning set forth in Section 7.3(b).
     “Utilities” has the meaning set forth in Section 2.9.
     “WARN Act” has the meaning set forth in Section 4.18(d).

     Section 1.2 General Principles of Construction. Unless otherwise specified, references herein to Articles, Sections, Exhibits and Schedules refer to the Articles, Sections, Exhibits and Schedules to this Agreement. The words “hereof,” “herein” and “hereunder,” and words of like import, refer to this Agreement as a whole and not to any particular Article or Section of this Agreement. References to this Agreement herein shall, unless the context otherwise requires, include the Exhibits and Schedules hereto. The words “without limitation” shall be deemed to follow any use of the word “include” or “including” herein.
     Section 1.3 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.
     Section 1.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS
     Section 2.1 Purchase and Sale of Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, all of Sellers’ right, title and interest in and to the assets of Sellers Related to the Business as set forth below (except for the Excluded Assets set forth in Section 2.2), wherever located, whether tangible or intangible, real, personal or mixed, as the same shall exist at the Closing (such right, title and interest in and to all such assets being collectively referred to herein as the “Acquired Assets”), free and clear of all Liens, other than Permitted Liens. The Acquired Assets shall include all Sellers’ right, title and interest in and to the assets described in clauses (a) through (i) below (but shall specifically exclude the Excluded Assets):
     (a) The Facilities described on Schedule 2.1(a), subject to the Facilities Leases for such Facilities becoming Assumed Section 365 Contracts pursuant to Section 6.10, and any real property improvements located thereat (the “Acquired Facilities”);
     (b) All Tangible Personal Property Related to the Business, including but not limited to those items described on Schedule 2.1(b);
     (c) all Inventory Related to the Business; and
     (d) the Intangible Property;
     (e) the Facilities Leases for the Acquired Facilities described on Schedule 2.1(e), subject in the case of any Facilities Leases that are Section 365 Contracts to such Facilities Leases becoming Assumed Section 365 Contracts pursuant to Section 6.10 (such Facilities Leases, the “Acquired Facilities Leases”);

     (f) the Personal Property Leases described on Schedule 2.1(f), subject in the case of any Personal Property Leases that are Section 365 Contracts to such Personal Property Leases becoming Assumed Section 365 Contracts pursuant to Section 6.10 (such Personal Property Leases, the “Acquired Personal Property Leases”);
     (g) all Customer Contracts (other than any Customer Contracts that are Section 365 Contracts rejected by Sellers), subject in the case of any Customer Contracts that are Section 365 Contracts to such Customer Contracts becoming Assumed Section 365 Contracts pursuant to Section 6.10;
     (h) all Non-Customer Contracts (other than the Acquired Facilities Leases and Acquired Personal Property Leases) either described on Schedule 2.1(h) or constituting Confidentiality Agreements, subject in the case of any such Non-Customer Contracts that are Section 365 Contracts to such Non-Customer Contracts becoming Assumed Section 365 Contracts pursuant to Section 6.10; and
     (i) all accounts receivable Related to the Business, whenever arising, including recoverable deposits by customers of the Business and all rights to rebates and discounts payable by manufacturers, vendors, suppliers, contractors or others in connection with the Business (collectively, the “Trade Receivables”).
     Section 2.2 Excluded Assets. The following assets, properties and rights of Sellers (the “Excluded Assets”) are not included in the Acquired Assets and shall be retained by Sellers and shall not be acquired by Purchaser pursuant to this Agreement:
     (a) Except for any Assigned Deposits, any cash on hand or on deposit in accounts of Sellers at banks or other financial institutions, including but not limited to any amount due to Sellers pursuant to that certain Escrow Agreement made and entered into as of January 31, 2008 by and among CCB Acquisition, LLC, a Delaware limited liability company, Parent, and SunTrust Bank, a Georgia banking corporation;
     (b) the Excluded Facilities;
     (c) the Facilities Leases for any of the Excluded Facilities, any contract or agreement not described on Schedule 2.1(f) or Schedule 2.1(h), and any contract or lease or with respect to which Purchaser does not assume all Liabilities that arise on or after the Closing Date in accordance with the Sale Order (an “Excluded Contract”);
     (d) any assets of any of Sellers’ Benefit Plans, and any rights under any of the Sellers’ Benefits Plans or any contract, agreement or arrangement between any employee or consultant and Sellers;

     (e) except for any Assigned Claims, all Claims of Sellers as of the Closing Date, including but not limited to (i) any such Claims arising under this Agreement, (ii) any such Claims against any Governmental Authority for refund or credit of any type with respect to the Sellers’ Taxes for the Pre-Closing Tax Period or Income Taxes of the Sellers for any period, (ii) any such Claims against any Person related exclusively to any Excluded Liabilities or Excluded Assets, including any insurance Claims, (iii) any Avoidance Actions (other than Customer Avoidance Actions, which for avoidance of doubt, shall be included among the Assigned Claims), (iv) any commercial tort Claims, and (v) any Claims against the directors or officers of Sellers; and
     (f) any other asset, property, right, contract or Claim not described in Section 2.1.
     Section 2.3 Assumed Liabilities. Purchaser shall assume no Liabilities of any of the Sellers except as set forth in this Section 2.3. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing and from and after the Closing, Purchaser shall assume from Sellers and thereafter pay, perform and discharge when due, the following, and only the following, Liabilities of the Sellers (the “Assumed Liabilities”):
     (a) all obligations of the Sellers under any Assumed Section 365 Contracts (including but not limited to the Assumed Employment Agreements) or any other Contracts expressly assumed by Purchaser in writing at the Closing which, by the terms thereof, first arise after the Closing Date;
     (b) all Liabilities for Cure Amounts, to the extent such Cure Amounts are the responsibility of Purchaser under Section 2.8;
     (c) all Liabilities for accrued vacation pay of the Transitioned Employees as of the Closing Date to the extent set forth in
Schedule 4.18(a);
     (d) all Liabilities for the provision of the other accrued employee benefits of the Transitioned Employees as of the Closing Date, to the extent set forth in Schedule 4.18(a); and
     (e) all Liabilities for severance, in the amount specified on Schedule 4.18(a), owed by Sellers to any individual (i) who is identified on such schedule, (ii) who continues to be an employee of Sellers up to the Closing Date, (iii) who is not included on the list of employees delivered by Purchaser in accordance with Section 7.3(b), and (iv) whose employment with Sellers is terminated by Sellers as of the Closing Date.
     Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Purchaser shall not assume, or in any way be liable or responsible for, any Liabilities of any of the Sellers except for the Assumed Liabilities (collectively,

“Excluded Liabilities”). Without limiting the generality of the foregoing, Purchaser shall not assume the following:
     (a) any Liability of Sellers or their Affiliates for Taxes accrued for, applicable to or arising from any period on or prior to the Closing Date or Income Taxes accrued for, applicable to, or arising from any period;
     (b) any Liability of Sellers or their Affiliates pursuant to Environmental Laws based upon or arising from events, conditions or circumstances occurring or existing on or prior to the Closing Date;
     (c) except as otherwise expressly provided in this Agreement, any Liability of Sellers or their Affiliates in respect of Sellers’ Benefit Plans, consulting, severance, change in control or similar agreements;
     (d) any Chapter 11 Expenses or Transaction Expenses of Sellers or their Affiliates;
     (e) any Liabilities of Sellers or their Affiliates to any of their directors, officers, employees, agents or Affiliates (except as expressly included in Assumed Liabilities);
     (f) any Liabilities of Sellers or their Affiliates (x) to financial institutions or other Persons for borrowed money (whether under the DIP Financing Agreement or otherwise), for any interest rate or currency swap, collar, floor or similar arrangement or for any commodity swap or futures or forward contract, or (y) with respect to indebtedness or obligations of others which Sellers has directly or indirectly guaranteed;
     (g) any Liabilities of Sellers or their Affiliates not Related to the Business or the Acquired Assets or, except as otherwise expressly provided in this Agreement, any Liabilities of Sellers or their Affiliates that are Related to the Business but arise on or before the Closing;
     (h) any Liabilities of Sellers or their Affiliates for broker’s commissions, fees or other compensation arising out of this Agreement or the Contemplated Transactions;
     (i) any Liabilities of Sellers or their Affiliates relating to the Excluded Assets;
     (j) any Liabilities of Sellers or their Affiliates relating to Claims by Customers, regardless of when the Claims are brought and whether arising out of indemnity, warranty, contract or tort, relating to services rendered by or on behalf of Sellers or their Affiliates prior to the Closing Date; and

     (k) any Liabilities of Sellers expressly identified in Section 7.3(d) or other provision of this Agreement as not the responsibility of Purchaser.
     Section 2.5 Purchase Price.
     (a) The aggregate amount to be paid for the Acquired Assets shall be cash in an amount equal to the sum of $11,000,000 (the “Purchase Price”).
     (b) Except as set forth in Section 2.6 and Section 2.7, the Purchase Price shall be paid in full on the Closing Date.
     Section 2.6 Deposit Escrow.
     (a) Upon execution of this Agreement, Purchaser will deposit $500,000 (the “Deposit”) with a third party escrow holder (the “Escrow Holder”), who will hold the funds in a segregated, interest-bearing escrow account designated to receive the Deposit pursuant to an escrow agreement executed by the parties (the “Escrow Agreement”). The Escrow Agreement shall be consistent with the terms and conditions of this Agreement. Interest accrued on the Deposit shall belong and be paid to the party to whom the Deposit is disbursed.
     (b) The Deposit shall be held by the Escrow Holder until the earlier of the Closing or the Termination Date. At the Closing, the Deposit and any accrued interest thereon shall be disbursed to Sellers for application against the Purchase Price. In the event of a termination of this Agreement, the Deposit and any accrued interest thereon shall be immediately disbursed in accordance with Section 2.7 hereof. Purchaser and Sellers shall equally share all fees and costs of the Escrow Holder.
     Section 2.7 Disbursement of Deposit on Termination. Upon termination of this Agreement:
     (a) Purchaser shall be entitled to a refund of the Deposit, together with any interest earned on such sum, if this Agreement is terminated (i) in accordance with Section 9.1, unless, in connection with such termination, the parties otherwise expressly agree in writing; (ii) in accordance with Section 9.3(b), unless the relevant condition precedent to the obligation of Sellers that has not been satisfied or waived or that has become impossible to satisfy is specified in Section 8.2(a) or Section 8.2(d), (iii) in accordance with Section 9.2 or Section 9.4(i), unless the event giving rise to the right of termination specified therein shall have been caused primarily by a Material Breach by Purchaser; or (iv) in accordance with Section 9.4(a), Section 9.4(b), Section 9.4(c), Section 9.4(d), Section 9.4(e), Section 9.4(f), or Section 9.4(g), or Section 9.4(h).
     (b) Sellers shall be entitled to receive the Deposit, together with any interest earned on such sum, as liquidated damages, if this Agreement is terminated (i) in accordance with Section 9.1, if in connection with such termination the parties agree in writing that Sellers are entitled to the Deposit, (ii) in accordance with Section 9.3(a), (iii) in accordance with Section 9.3(b), if the relevant condition precedent to the obligation of Sellers that has not been satisfied or waived or that has become impossible to satisfy is specified in Section 8.2(a) or Section 8.2(d), or (iii) in accordance with Section 9.2 or Section 9.4(i), if the event giving rise to the right of termination specified therein shall have been caused primarily by a Material Breach by Purchaser.
     (c) The parties shall instruct the Escrow Holder in writing to disburse the Deposit, together with any interest earned on such sum, to the party entitled thereto under this Section 2.7, in immediately available funds by wire transfer to an account designated in writing by such party.
     Section 2.8 Payment of Cure Amounts. All Cure Amounts under Assumed Section 365 Contracts, up to an aggregate amount of $500,000, shall be the responsibility of the Sellers. Upon payment by the Sellers of an aggregate of $500,000 of Cure Amounts under Assumed Section 365 Contracts, Purchaser thereafter shall be responsible for all Cure Amounts under Assumed Section 365 Contracts in excess of such aggregate $500,000 of Cure Amounts. Cure Amounts under any Assumed Section 365 Contract shall be paid by the responsible party promptly to the parties to whom and pursuant to the terms by which the Bankruptcy Court directs such payments to be made.
     Section 2.9 Apportionment. At or about the Closing Date, the Sellers and Purchaser shall (i) make mutually satisfactory arrangements with respect to, or take readings or other measurements of, gas, water, electricity and other utilities (the “Utilities”); (ii) mutually determine all charges, fees or other expenses arising out of or relating to any Assumed Section 365 Contract, other than Cure Amounts, which accrued but were not paid by Sellers during or in respect of any period prior to Closing or which were paid by the Sellers in respect of any period following the Closing, other than any such charges, fees or expenses that are (a) the subject of the Atlanta TSA or (b) under express provision of this Agreement or other agreement or instrument related hereto, expressly provided to be paid or borne by Purchaser or Sellers (the “Apportionable Operating Expenses”). Responsibility for the Utilities and Apportionable Operating Expenses are to be apportioned equitably as of the Closing Date.
     Section 2.10 Allocation of Purchase Price.
     (a) Within 90 days after the Closing, Purchaser shall prepare and deliver to Sellers a schedule (an “Allocation Schedule”) allocating the sum of the Purchase Price and the Assumed Liabilities among the Acquired Assets, in such amounts reasonably determined by Purchaser to be consistent with Section 1060 of the Code, and the regulations thereunder.
     (b) Sellers shall have a period of ten (10) Business Days after the delivery of the Allocation Schedule to deliver to Purchaser a written notice of objection thereto. Unless Sellers timely object, the Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error.
     (c) If Sellers shall deliver a written notice of objection regarding the Allocation Schedule as described in Section 2.10(b), Purchaser and Sellers shall negotiate in good faith and use all commercially reasonable efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days after the delivery of such notice, then the disputed items shall be resolved by an independent firm of public accountants selected by the independent auditors of Sellers and Purchaser (the “Arbitrating Accountants”). The determination of the Arbitrating Accountants shall be final and binding on the parties. The Arbitrating Accountants shall resolve the dispute within thirty (30) days after the item has been referred to them. The costs, fees and expenses of the Arbitrating Accountants shall be borne equally by Purchaser and Sellers.
     (d) For all Tax and other purposes, Purchaser and Sellers agree to report the Contemplated Transactions in a manner consistent with the terms of this Agreement, and that neither of them will take any position inconsistent therewith in any Tax Return.
     (e) The Allocation Schedule shall not be binding for any purpose on the Senior Lender.
ARTICLE III
THE CLOSING
     Section 3.1 Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Pachulski Stang Ziehl Young & Jones LLP, 10100 Santa Monica Boulevard, Eleventh Floor, Los Angeles, California 90067 at 10:00 a.m. Pacific time, which shall be the Business Day after the conditions set forth in Article VIII shall have been satisfied or waived in writing or at such other time, date and place as shall be fixed by agreement between the parties, but not later than the 5:00 p.m. Pacific time on the Outside Date (the date of the Closing being herein referred to as the “Closing Date”).
     Section 3.2 Sellers’ Deliveries at Closing. At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following items all in form and substance satisfactory to Purchaser in its sole discretion:
     (a) the certificate contemplated by Section 8.3(a), dated the Closing Date;
     (b) all documents, certificates and agreements necessary to transfer to Purchaser good and marketable title to the Acquired Assets in accordance with this Agreement, free and clear of all Liens thereon other than Permitted Liens, including:

     (i) an Assignment and Assumption of Real Property Lease, in the form attached hereto as Exhibit C, duly executed by Sellers, with respect to each of the Acquired Facilities Leases, together with any necessary transfer declarations or other filings (and in recordable form if required by Purchaser);
     (ii) an Assignment and Assumption of Section 365 Contracts, in the form attached hereto as Exhibit D, duly executed by Sellers;
     (iii) a Bill of Sale, in the form attached hereto as Exhibit E, duly executed by Sellers;
     (iv) an Assignment of Trademarks, in the form attached hereto as Exhibit F, duly executed by Sellers;
     (v) an Assignment of Copyrights, in the form attached hereto as Exhibit G, duly executed by Sellers; and
     (vi) an Assignment and Acceptance of Intangible Property, in the form attached hereto as Exhibit H, duly executed by Sellers.
     (c) copies of resolutions of the boards of directors of Sellers, authorizing the execution, delivery and performance hereof by Sellers, certified by authorized officers and dated the Closing Date;
     (d) a copy of a certificate of the Secretary of State of the State of Florida certifying that Parent is in good standing under the Law of the State of Florida and a copy of a certificate of the Secretary of State of the State of Delaware certifying that PMTS is in good standing under the Law of the State of Delaware;
     (e) certified copies of all Orders of the Bankruptcy Court pertaining to the Contemplated Transactions, including the Bidding Procedures Order and the Sale Order (which are Final Orders), evidence of the entry of all such Orders on the docket of the Chapter 11 Case and of the absence on the docket of any pending appeal or motion for rehearing or reconsideration;
     (f) a copy of all Sellers’ Required Approvals;
     (g) any and all real property Transfer Tax returns and other similar filings required by Law in connection with the Contemplated Transactions hereby and relating to the Facilities, any part thereof or ownership interest therein, all duly and properly executed and acknowledged by Sellers or an Order from the Bankruptcy Court exempting Sellers and Purchaser from filing such returns and making such filings;
     (h) the Atlanta TSA, duly executed by Sellers;

     (i) the General Release in the form attached hereto as Exhibit J, duly executed by Sellers; and
     (j) an affidavit of an officer of Sellers, sworn to under penalty of perjury, setting forth Sellers’ name, address and Federal tax identification number and stating that Sellers is not a “foreign person” within the meaning of Section 1445 of the Code. If, on or before the Closing Date, Purchaser shall not have received such affidavit, Purchaser may withhold from the cash payments to Sellers at Closing such sums as are required to be withheld therefrom under Section 1445 of the Code.
     Section 3.3 Purchaser’s Deliveries at Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers the following:
     (a) by wire transfer of immediately available funds to an account designated by Sellers no later than one (1) Business Day before the Closing Date, payment of the Purchase Price, less the Deposit;
     (b) the certificate contemplated by Section 8.2(a), dated the Closing Date;
     (c) an Assignment and Assumption of Real Property Lease, in the form attached hereto as Exhibit C, duly executed by Purchaser;
     (d) an Assignment and Assumption of Section 365 Contracts, in the form attached hereto as Exhibit D, duly executed by Purchaser;
     (e) a Bill of Sale, in the form attached hereto as Exhibit E, duly executed by Purchaser;
     (f) an Assignment of Trademarks, in the form attached hereto as Exhibit F, duly executed by Purchaser;
     (g) an Assignment of Copyrights, in the form attached hereto as Exhibit G, duly executed by Purchaser;
     (h) an Assignment and Acceptance of Intangible Property, in the form attached hereto as Exhibit H, duly executed by Purchaser;
     (i) the Assumption Agreement, in the form attached hereto as Exhibit I, duly executed by Purchaser;
     (j) the General Release, in the form attached hereto as Exhibit J, duly executed by Purchaser;
     (k) the Atlanta TSA, duly executed by Purchaser;

     (l) a copy of any resolutions evidencing corporate action by Purchaser, authorizing the execution, delivery and performance hereof by Purchaser, certified by an authorized officer of Purchaser and dated as of the Closing Date; and
     (m) a copy of a certificate of the Secretary of State of the State of Delaware certifying that Purchaser is in good standing under the Law of the State of Delaware.
     Section 3.4 Required Documents. All documents to be delivered by Sellers or to be entered into by Sellers and Purchaser necessary to carry out the Contemplated Transactions or contemplated by the terms of this Agreement shall be reasonably satisfactory in form and substance to Purchaser and counsel to Purchaser and all documents to be delivered by Purchaser necessary to carry out the Contemplated Transactions or to be entered into by Sellers and Purchaser necessary to carry out the Contemplated Transactions shall be reasonably satisfactory in form and substance to Sellers and counsel to Sellers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each of the Sellers represents and warrants to Purchaser as follows:
     Section 4.1 Organization. Each of the Sellers is duly incorporated, validly existing and in good standing under the Laws of its respective state of incorporation and has the corporate power and authority to own, use and operate its properties and to carry on business as it is now being conducted. Each of the Sellers is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.
     Section 4.2 Charter Documents and Corporate Records; No Investments.
     (a) Each of the Sellers has delivered to Purchaser true and complete copies of its certificate of incorporation and bylaws, in each case as in effect on the Effective Date. The minute books of each of the Sellers have been made available to Purchaser for its inspection and are accurate in all material respects.
     (b) None of the Sellers has any Subsidiaries or owns any capital stock or other proprietary interest, directly or indirectly, in any Person.
     Section 4.3 Power and Authority. Each of the Sellers has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by each of the Sellers and the consummation by each of the Sellers of the Contemplated Transactions has been duly authorized by all requisite corporate action. Subject to the entry and effectiveness of the Bidding Procedures Order and the Sale Order, this Agreement has been duly and validly executed and delivered by each of the Sellers and (assuming this Agreement constitutes a valid and binding agreement of Purchaser) constitutes a valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Assuming the entry and effectiveness of the Sale Order, neither the entering into of this Agreement nor the consummation of any of the Contemplated Transactions or performance of any obligations provided for herein requires the affirmative vote, Consent or approval of or by holders of any class or series of shares of the capital stock of any of the Sellers (or securities convertible into or exchangeable for shares of any of the Sellers’ capital stock) or debt of any of the Sellers. Subject to the entry and effectiveness of the Sale Order, each of the Sellers has all requisite power to transfer to Purchaser good and marketable title to the Acquired Assets free and clear of all Liens other than Permitted Liens.
     Section 4.4 Consents and Approvals. No Consent by, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by any of the Sellers in connection with the execution, delivery and performance of this Agreement by each of the Sellers and the consummation of the Contemplated Transactions, except for (a) Consents by, or declarations or filings with, the Bankruptcy Court and (b) Consents, declarations, filings, registrations or rulings identified in Schedule 4.4 and except where the failure to obtain such Consents , declarations, filings, registrations or rulings would not create a Material Adverse Change. The items referred to in clauses (a) and (b) of this Section 4.4 are hereinafter referred to as the “Sellers’ Required Approvals.”
     Section 4.5 No Conflicts. Except for the Sellers’ Required Approvals, neither the execution, delivery or performance of this Agreement by any of the Sellers, nor the consummation by any of the Sellers of the Contemplated Transactions, nor compliance by any the Sellers with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of any of the Sellers, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of, any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract or agreement to which any of the Sellers is a party or by which any of the Sellers’ properties or assets may be bound or affected, which violation, breach or default would have a material adverse effect on the ability of any of the Sellers to perform its obligations hereunder or to consummate the Contemplated Transactions, (c) violate any Order or Law applicable to the Sellers or to the Sellers’ properties or assets, (d) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Sellers, or (e) cause the suspension or revocation of any Permit.
     Section 4.6 Financial Statements. Schedule 4.6 contains a true, correct and complete copy of (a) the unaudited consolidated balance sheet of Parent as at May 31,

2008, and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the five months then ended, and (b) a consolidated balance sheet of Parent as at December 31, 2007 (including the notes thereto), and the related consolidated statement of income, changes in stockholders equity, and cash flow for the fiscal year then ended, together with the report thereon of UHY LLP, independent certified public accountants (the “Sellers’ Financial Statements”). The Sellers Financial Statements have been prepared in a consistent manner and fairly and accurately present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the as at the respective dates of and for the periods referred to in the Sellers’ Financial Statements, all in accordance with GAAP, subject, in the case of interim financial statements to normal recurring year-end adjustments and the absence of notes.
     Section 4.7 Absence of the Material Adverse Change; Absence of Undisclosed Liabilities.
     (a) Since May 31, 2008, there has been no Material Adverse Change, other than the filing of the Chapter 11 Case.
     (b) None of the Sellers has incurred any Liability, secured or unsecured, whether absolute, accrued, contingent or otherwise and whether due or to become due, other than as specifically set forth on the Sellers Financial Statements. Since May 31, 2008, none of the Sellers has incurred any such Liability not in the ordinary course, other than with respect to the Contemplated Transactions.
     Section 4.8 Litigation. Except for the Chapter 11 Case and except as set forth in Schedule 4.8, there is no material Legal Proceeding pending that, once the Sale Order is given effect, will result in any Liability on Purchaser or, to the Sellers’ Knowledge, threatened against or affecting any of the Sellers that could result in the imposition of any Liability on Purchaser or in respect of the Acquired Assets, nor is there any material judgment or Order of any Governmental Authority (other than the Bankruptcy Court) outstanding against Sellers.
     Section 4.9 No Violation of Law. None of the Sellers has been given notice or been charged with any material violation of any Law (including any applicable Environmental Law) of any Governmental Authority. None of the Sellers is in violation of any Law (including any applicable Environmental Law) of any Governmental Authority. No material investigation or review by any Governmental Authority is pending or, to the Knowledge of the Sellers, threatened, against any of the Sellers or any of its assets and properties, nor has any Governmental Authority indicated to any of the Sellers an intention to conduct the same.
     Section 4.10 Environmental Matters. Each of the Sellers has provided Purchaser with copies of all material documents and reports in its possession or control describing or otherwise relating to past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which have given rise to or would be reasonably likely to give rise to any material Liability of any of the Sellers under Environmental Laws and any material environmental Liability that would adversely affect the value of the Acquired Assets. Each of the Sellers is in material compliance with all Environmental Laws, which compliance includes the possession by each of the Sellers of all permits and other governmental authorizations required under applicable Environmental Laws for the operation of the Business, and compliance with the terms and conditions thereof. None of the Sellers has received any written notice not subsequently resolved with respect to the Business of, or any property owned or leased by, any of the Sellers from any Governmental Authority or third party alleging that the Sellers is not in compliance with or subject to any Liability under any Environmental Laws. Except for Releases authorized under or pursuant to Environmental Laws, or Permits issued thereunder, there has been no Release of any Hazardous Substance in excess of a quantity for which a report is required under Environmental Laws, on any real property of the Sellers Related to the Business. None of the Sellers is liable for any costs, obligations, penalties, fines or forfeitures for failure to comply with any Environmental Laws or necessary to achieve or maintain compliance with Environmental Laws, other than such costs in the ordinary course of business, or with respect to any environmental conditions or any release or presence of any Hazardous Substance, nor is any of the Sellers required to remedy any such existing condition or remove any Hazardous Substance from any real property.
     Section 4.11 Permits. The Sellers have all Permits that are material to the conduct of the Business. All Permits are listed on Schedule 4.11 and are in full force and effect. No material violations are or have been committed in respect of any Permit and no proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or limit any Permit.
     Section 4.12 Employee Benefits.
     (a) None of the Sellers has ever maintained or contributed to or has any obligation to contribute to, or has any direct or indirect Liability, whether contingent or otherwise, with respect to any Sellers’ Benefit Plan that is (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA; or (iii) a pension plan to which more than one employer contributes (a “multiple employer plan”) within the meaning Section 4063 of ERISA.
     (b) No event has occurred in connection with which any of the Sellers, directly or indirectly, that could be subject to any material Liability under ERISA, the Code or any other Law applicable to any Sellers’ Benefit Plan, including, without limitation, Section 406, 409, 502(i), 502(l) or 4069 of ERISA, or Section 4971, 4975 or 4976 of the Code, or under any agreement, instrument, or Law pursuant to or under which any of the Sellers has agreed to indemnify any person against Liability incurred under, or for a violation or failure to satisfy the requirement of, any such Law or Order.

     (c) With respect to each Sellers’ Benefit Plan (i) each of the Sellers has complied with, and each such Sellers’ Benefit Plan conforms in form and operation to, all applicable Laws, including, but not limited to, ERISA and the Code, in all material respects; (ii) each such Sellers’ Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code is a nonstandardized prototype plan and trust through Fidelity Investments as to which the Company is relying on the favorable determination letter from the Internal Revenue Service with respect to the form of such preapproved plan and trust, and, to the knowledge of Sellers, nothing has occurred that has or is likely to adversely affect the tax qualification or exemption of such Sellers’ Benefit Plan; and (iii) there are no Claims or Legal Proceedings pending (other than routine Claims for benefits) or threatened with respect to such Sellers’ Benefit Plan or against the assets of such Sellers’ Benefit Plan.
     (d) Only the Sellers’ Santa Ana Facility has had in excess of fifty (50) employees since April 1, 2008. Since April 1, 2008, three (3) employees at this Facility have been terminated for cause and four (4) employees have terminated at the request of the Sellers. As of July 11, 2008, the Santa Ana Facility has fifty-eight employees and there are thirty-two (32) remote employees who may be counted as employees at this Facility, for a maximum potential total of ninety (90) employees.
     (e) None of the Sellers has any obligation to provide or any direct or indirect Liability, whether contingent or otherwise, with respect to the provision of health or death benefits to or in respect of former employees, except as may be required pursuant to COBRA and the cost of which are fully paid by such former employees.
     (f) With respect to each Sellers’ Benefit Plan, the Sellers have delivered to Purchaser a current, accurate and complete copy (to the extent such copy exists) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination letter, if applicable; (iii) any summary plan description and other written communication (or a description of any oral communications) by the Sellers to its employees concerning the benefits provided under the Sellers’ Benefit Plan; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) financial statements, and (C) actuarial valuation reports related to each such Sellers’ Benefit Plan.
     Section 4.13 Title to and Use of Property. Sellers have, and at the Closing shall convey to Purchaser subject to the Sale Order, good and marketable title to all of the Acquired Assets, in each case free and clear of all Liens (including any Claims that may arise by reason of the execution, delivery or performance by the Sellers of this Agreement) other than Permitted Liens. The Acquired Assets include property of the Sellers, tangible and intangible, used or useable in connection with the Business or necessary to conduct the Business as it is currently conducted. Except as disclosed on Schedule 4.13, all of the Acquired Assets are and, at the Closing, will be located at the Facilities.
     Section 4.14 Facilities.
     (a) Sellers own no real estate other than leasehold improvements in the Facilities. Attached as Schedule 4.14(a) is a true and correct list of all of the Facilities.
     (b) Schedule 4.14(b) sets forth the date of, and parties to, each Facilities Lease, the date of, and parties to, each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof and a brief description of the Facilities covered thereby. None of the Sellers has any ownership, financial or other interest in the landlord under any Acquired Facilities Lease.
     (c) As to the Acquired Facilities Leases, either (A) none of the Sellers is in default or delinquent in any material respect in performing its obligations under the applicable Acquired Facilities Lease, except as disclosed on Schedule 4.14(c), or (B) any such default or delinquency will be fully cured (in accordance with the terms of this Agreement or otherwise, including by payment of the Cure Amount), or otherwise may not be asserted against Purchaser or the Acquired Assets, as a result of the entry by the Bankruptcy Court of the Bidding Procedures Order and the Sale Order, such that the Sellers’ rights in and under all such Acquired Facilities Leases shall vest in Purchaser upon the Closing without reversion or diminution.
     (d) All buildings, structures and other improvements included within the Facilities are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice. There are no leases, subleases, licenses and other agreements granting to any Person or entity other than the Sellers any right to the possession, use, occupancy or enjoyment of the Facilities, or any portion thereof. No portion of the Facilities has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.
     (e) None of the Sellers owns or holds, and none of the Sellers is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Facilities or any portion thereof or interest therein.
     Section 4.15 Compliance with Laws. Each of the Sellers has complied in all material respects with all applicable Laws in the operation of the Business and ownership and use of the Acquired Assets. None of the Sellers have received any written notice alleging any conflict, violation, breach or default under any Laws applicable to it, the operation of the Business or the ownership or use of the Acquired Assets that has not been cured or waived. All of the Governmental Approvals and other Permits necessary for, or otherwise material to, the operation of the Business have been duly obtained and are in full force and effect and, to the extent permitted by Law, each of the Sellers has the power to assign such Governmental Approvals and Permits.
     Section 4.16 Contracts.
     (a) Schedule 4.16(a) contains a complete and accurate list of each Customer Contract of the Sellers involving payments or other consideration in excess of $50,000 in the 12 month period ended May 31, 2008.
     (b) Schedule 4.16(b) contains a complete and accurate list of each Non-Customer Contract of the Sellers (x) involving payments or other consideration in excess of (i) $10,000 in the 12-month period ended May 31, 2008, or (ii) $25,000 over the term of the Non-Customer Contract or (y) which is otherwise material to the Business. True and complete copies of each such written Non-Customer Contract (or written summaries of the terms of any such oral Non-Customer Contract or any oral modification of a written Non-Customer Contract) have been delivered to Purchaser.
     (c) Except as set forth on Schedule 4.16(c), (i) to the Knowledge of the Sellers, no other party to any Section 365 Contract is in default in any material respect thereunder nor does any condition exist that with notice or lapse of time or both would constitute such a default thereunder, and (ii) none of the Sellers has received any written notice, nor does any of the Sellers otherwise have Knowledge, that any party to any Section 365 Contract intends to cancel, terminate or refuse to renew such Section 365 Contract or to exercise or decline to exercise any option or right thereunder, except to the extent that any such notice would be ineffective and unenforceable as a result of the Chapter 11 Case.
     (d) To the Knowledge of the Sellers and subject to the entry and effectiveness of the Sale Order, all Section 365 Contracts shall be, as of the Closing Date, valid and binding and enforceable against each other party thereto.
     (e) None of the Sellers has expressly waived any material right under any contract or other agreement of the type required to be set forth on any Schedule.
     Section 4.17 Intellectual Property.
     (a) Intellectual Property Generally. Except as disclosed in the Schedules to this Agreement:
     (i) Sellers own, have licenses to use, or otherwise possess legally enforceable rights to use, all Intellectual Property, used or useable in connection with the Business or necessary for the conduct of the Business as presently conducted;
     (ii) Neither Sellers nor any of their Affiliates have received any notice or Claim (whether written or oral) challenging Sellers’ right to use any of the Intellectual Property or suggesting that any other Person has any Claim of any kind with respect thereto;
     (iii) No Claim or Legal Proceeding is pending or, to the Knowledge of the Sellers, threatened, and none of the Sellers knows of any basis for any Claim or Legal Proceeding, that challenges the validity, enforceability, ownership, or right to use, sell or license any Intellectual Property, and no item of Intellectual Property owned by Sellers is subject to any outstanding Order, stipulation, charge or agreement restricting in any manner the use or the licensing thereof;
     (iv) None of the Sellers are, or have been during the three (3) year period prior to the Effective Date, a party to any action, nor are there, or during the one (1) year period prior to the Effective Date have there been, any actions, or to Sellers’ knowledge, threatened, alleging infringement, misappropriation or other wrongful use or exploitation by Sellers or challenging Sellers’ ownership, use, validity, or enforceability, of any Intellectual Property, nor, to the Knowledge of Sellers, is there any reasonable basis therefor;
     (v) The Intellectual Property may be used by Sellers without need for further permission or license from any Person;
     (vi) Each of the Sellers has taken commercially reasonable actions to protect the secrecy, confidentiality, and value of its trade secrets;
     (vii) Except as otherwise expressly disclosed in the Schedules to this Agreement, none of the Sellers have granted to any Person any right, license or permission to use, exploit or exercise any rights to any of the Intellectual Property and the proprietary nature of the Intellectual Property;
     (viii) No Intellectual Property owned by Sellers is subject to any outstanding Order, judgment, stipulation or agreement restricting the use, sale, transfer, assignment or licensing thereof by any of the Sellers to any Person;
     (ix) Sellers have the exclusive right to take action against any Person that is infringing any Intellectual Property owned by Sellers and to retain for themselves any damages recovered in any such action;

     (x) Except as otherwise expressly disclosed in the Schedules to this Agreement, the Sellers are the sole and exclusive owners of the Intellectual Property, free and clear of any and all Liens other than Permitted Liens, including, without limitation, licenses, shop rights and covenants not to sue third persons, with full right to pledge, sell, assign, and transfer the Intellectual Property owned by Sellers;
     (xi) True and complete copies of each written Inbound License Agreement and a sample of the End User License Agreement currently in use by Seller have been delivered to Purchaser (previous versions of the End User License Agreement contain similar terms and conditions to the current version of the End User License Agreement);
     (xii) The Intellectual Property is valid and enforceable in whole and/or in part;
     (xiii) To the Knowledge of Sellers, none of the Sellers has infringed upon or otherwise violated the intellectual property rights of third parties or received any Claim, complaint, demand or notice alleging any such infringement or violation, or knows of any basis for any such Claim. The continued use of the Intellectual Property by Purchaser will not infringe upon or otherwise violate the intellectual property rights of third parties;
     (xiv) To the Knowledge of the Sellers, no third party is infringing upon or otherwise violating the Intellectual Property; and
     (xv) None of the Sellers is or, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will be in violation of any agreement relating to any Intellectual Property.
     (b) Marks. Schedule 4.17(b) sets forth an accurate and complete list of all Marks (i) owned by any of the Sellers, (ii) used by any of the Sellers in the Business, or (iii) registered or pending applications for registration of any Marks described in (i) or (ii) in any jurisdiction (collectively “Sellers’ Marks”), specifying as to each item, as applicable, the owner of the Sellers’ Mark, the jurisdiction(s) in which the Sellers’ Mark has been issued or registered or in which an application for registration has been filed, and the issuance, registration or application numbers and dates. Except as may be set forth in Schedule 4.17(b):
     (i) To the Knowledge of Sellers, the use of any of Sellers’ Marks by Purchaser does not create a likelihood of confusion with any Marks of any other Person used prior to Sellers’ use of Sellers’ Marks;

     (ii) There has been no use of any of Sellers’ Marks by any third party that might confer upon said third party any rights in any such Mark;
     (iii) All of Sellers’ Marks which are registered in the United States have been in substantially continuous use by Sellers in connection with the products or services for which each such Mark is registered;
     (iv) None of Sellers’ Marks is the subject of any opposition or cancellation proceeding in a trademark office in any jurisdiction; and
     (v) Sellers have taken commercially reasonable actions to police and enforce their rights in Sellers’ Marks against third Persons.
     (c) Patents. Schedule 4.17(c) sets forth an accurate and complete list of all Patents (i) owned by Sellers, (ii) used or useable by Sellers in the Business, or (iii) registered or pending applications for registration of any Patents described in (i) or (ii) in any jurisdiction (collectively “Sellers’ Patents”).
     (d) Copyrights. Schedule 4.17(d) of this Agreement sets forth a complete and accurate list of all registered Copyrights owned by Sellers including designation of those registered copyrights possessed by Sellers, and any pending applications for registration of any Copyrights listed on Schedule 4.17(d) in any jurisdiction (collectively “Sellers’ Copyrights”). Except as may be set forth on Schedule 4.17(d):
     (i) Each of Sellers’ Copyrights are valid, enforceable and subsisting, and are not subject to any maintenance fees or actions;
     (ii) None of the Sellers have not taken any action or, to Sellers’ knowledge, failed to take any action (including a failure to disclose required information to the United States Copyright Office) in connection with any registration of a registered copyright therewith, or used or enforced (or failed to use or enforce) any of Sellers’ Copyrights, in each case in a manner that would result in the unenforceability of any of Sellers’ Copyrights or the invalidity of the registration of any of Sellers’ Copyrights.
     (e) Trade Secrets. Except as may be set forth in Schedule 4.17(e):
     (i) Each of the Sellers has taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all trade secrets used by Sellers in the Business (collectively “Sellers’ Trade Secrets”);
     (ii) except under appropriate confidentiality obligations that, to the Knowledge of Sellers, have been fully observed and performed, there has been no disclosure by any of the Sellers of material confidential information or Sellers’ Trade Secrets to any other Person; and
     (iii) each of the Sellers has taken all reasonable steps to protect the respective rights in the confidential information and the Trade Secrets of Persons in accordance with the terms of any agreements to which any of the Sellers is bound relating to such confidential information or Trade Secrets.
     (f) Software. Schedule 4.17(f) sets forth a complete and accurate list of all of the Software (A) that is owned or purported to be owned by Sellers (“Owned Software”), and (B) all Software that is used by Sellers in the conduct of the Business that is not owned by Sellers, excluding Shrinkwrap Software (“Licensed Software”). Except as may be set forth in Schedule 4.17(f):
     (i) no source code of any Owned Software has been licensed or otherwise made available to any Person other than Purchaser, each of the Sellers has treated the source code of the Owned Software, and the data associated therewith, as confidential and proprietary business information, and has taken all reasonable steps to protect the same as Trade Secrets;
     (ii) any Person identified in Schedule 4.17(f) as having received any such source code or data is bound by an appropriate confidentiality and nondisclosure agreement with respect thereto, and none of the Sellers are aware of any material breach of any such agreement or any threatened disputes or disagreements with respect thereto;
     (iii) none of the Software developed by or for Sellers contains any programming code, documentation, or other materials or any Development Environments that embody Intellectual Property of any Person other than Sellers, except for such materials or Development Environments obtained by Sellers from Persons that make such materials or Development Environments generally available on standard commercial terms and that have expressly licensed Sellers to utilize such materials or Development Environments in the manner they have been utilized;
     (iv) each of the Sellers has lawfully acquired the right to use the Licensed Software pursuant to valid, enforceable written agreements executed by all parties thereto, the rights to such Licensed Software are consistent with the way and to the extent it is used in the conduct of the Business, and none of the Sellers have exercised any rights in respect of any Licensed Software, including any reproduction, distribution or creation of derivative works, outside the scope of any license expressly granted by the Person from whom the right to use such Licensed Software was obtained;
     (v) other than Software license fees specifically disclosed in the Schedules, no royalties, fees, honoraria or other payments are payable by Sellers to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Owned Software;
     (vi) none of the Owned Software contains any lines of code or derivative works thereof licensed to Sellers subject to the condition that Sellers not charge a fee or otherwise seek any compensation in connection with redistributing or otherwise exploiting such code;
     (vii) the Owned Software was (a) developed by employees of Sellers in the course of their employment, (b) developed by independent contractors that have assigned in writing to Sellers all such contractors’ respective rights in the Owned Software, or (c) otherwise acquired by Sellers from Persons pursuant to written agreements containing an express assignment of all rights of such Persons to Sellers;
     (viii) The Owned Software performs, (a) free of Disabling Codes, (b) substantially in accordance with the functions described in any specifications or end user documentation or other information provided or made available to users of the Owned Software, and (c) consistent with representations and warranties made to users of the Software or on which such users relied when licensing or otherwise acquiring such Software;
     (ix) All material Software used in the Business is fully and freely transferable to Purchaser without any third party Consent, to the Knowledge of Sellers is free from any significant software defect, performs in conformance with its documentation, and does not contain any material bugs or viruses or any code or mechanism that could be used to interfere with the operation of the Software. The Sellers have furnished all documentation relating to the use, maintenance, and operation of such Software, all of which, to the Knowledge of the Sellers, is true and accurate.
     (x) To Sellers’ Knowledge, no party is in breach of or has failed to perform under any agreement pursuant to which Sellers have received any right to Licensed Software.
     (g) Software Documentation. Except as may be set forth in Schedule 4.17(g), each of the Sellers has taken all actions customary in the United States software industry to document the Owned Software and its operation, such that the materials comprising the Owned Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.
     (h) Agreements in Respect of Licensed Technology. Schedule 4.17(h) sets forth a complete and accurate list of all Inbound License Agreements, indicating for each the title and the parties thereto. Except as disclosed in the Schedules to this Agreement, no royalty or other amounts are due under the Inbound License Agreements that have not been fully paid or reserved for by Sellers, and no such payment will be due after the Closing Date. A sample of the End User License Agreement currently in use by Seller has been delivered to Purchaser (previous versions of the End User License Agreement contain similar terms and conditions to the current version of the End User License Agreement). Sellers own or possess adequate licenses or other rights to use all of the Intellectual Property. Schedule 4.17(h) contains a complete and accurate list and summary description, including any royalties paid or received by Sellers, other royalty obligations or other volume or milestone-based payment obligations of Sellers, of all Section 365 Contracts relating to the Intellectual Property to which Sellers are a party or by which Sellers are bound. Except as may be set forth in Schedule 4.17(h):
     (i) all Inbound License Agreements and End User License Agreements are in full force and effect, and none of the Sellers are in breach thereof, nor are they aware of any Claim or information to the contrary;
     (ii) there are no outstanding, pending or threatened Legal Proceedings, Claims, disputes or disagreements with respect to any Inbound License Agreement or End User License Agreement;
     (iii) the rights licensed under each Inbound License Agreement and End User License Agreement will be exercisable by Purchaser on and after the Closing to the same extent as exercisable by any of the Sellers prior to the Closing (subject to any applicable Consent requirement); and
     (iv) Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, will conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under, or result in the impairment of any material rights under, any Inbound License Agreement or End User License Agreement.
     (i) Sufficiency of Owned and Licensed Intellectual Property. Except as set forth in Schedule 4.17(i), the Intellectual Property constitutes all of the intellectual property necessary to own, operate and use the Acquired Assets from and after the Closing Date in substantially the same manner as such Acquired Assets have been used by Sellers prior thereto, excluding Shrinkwrap Software.

     (j) Performance of Existing Software. Except as set forth in Schedule 4.17(j), the Owned Software conforms to the documentation for such Owned Software and performs in all material respects, free of Disabling Codes. Except as set forth in Schedule 4.17(j), no Person has been allowed to access, use, copy or distribute any Owned Software except pursuant to a valid, enforceable End User License Agreement.
     (k) Employee Confidentiality Agreements. Except as set forth in Schedule 4.17(k)(A), all current and former employees and consultants of any of the Sellers whose duties or responsibilities relate to the Acquired Assets have entered into confidentiality, invention assignment and proprietary information agreements with such Seller in substantially the form provided to Purchaser. To the Knowledge of Sellers, no employee or consultant of Sellers whose duties or responsibilities relate to the Acquired Assets is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment or Order of any Governmental Authority, or any other restriction that would interfere with the use of his or her commercially reasonable efforts to carry out his or her duties for Sellers. Except as set forth in Schedule 4.17(k)(B), to the Knowledge of Sellers, it will not be necessary for any individuals to utilize any Intellectual Property acquired prior to their employment by Sellers (or of such employees’ prior employers) in order to perform services for Purchaser from and after the Closing Date consistent with such services previously provided to Sellers by such employees. To the Knowledge of Sellers, at no time during the conception of or reduction to practice of any of Intellectual Property owned by Sellers was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect Sellers’ rights in such Intellectual Property. Schedule 4.17(k)(C) lists each present and past employee, independent contractor and consultant who participated in a material way in the creation or development of any of Sellers’ Software or any other material Intellectual Property, indicating, in the case of any such employee, whether such employee is a present or past employee. Without limiting the generality of the foregoing, Schedule 4.17(k)(D) specifically identifies each inventor named in any of Sellers’ Patents (either individually or jointly with others), and indicates whether such inventor is a current employee of any of the Sellers and, if not a current employee of any of the Sellers, the relationship of such inventor to Sellers at the time the respective invention was made and the present relationship, if any, of such inventor with Sellers.
     (l) Export Restrictions. None of the Sellers have exported or transmitted Software to any country to which such export or transmission is restricted by any applicable United States regulation or statute, without first having obtained all necessary and appropriate United States or foreign government licenses or permits and complying with all other requirements in relation thereto.
     (m) Disabling Code. The Owned Software is free of any Disabling Codes that may be used to, access, modify, delete, damage or disable any Systems or that may result in impaired usage thereof or damage thereto. Each of the Sellers have taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems Related to the Business (consisting of hardware, software, databases or embedded control systems, “Systems”) are free from Disabling Codes. The components Related to the Business and obtained by Sellers from third party suppliers are, to the Knowledge of Sellers, free of any Disabling Codes that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. Except as may be set forth in Schedule 4.17(m), each of the Sellers has in place appropriate disaster recovery plans and procedures and has taken all reasonable steps to safeguard its Systems and restrict unauthorized access thereto.
     (n) Assignment; Change of Control. Except as set forth in Schedule 4.17(n) of this Agreement, the execution, delivery and performance by Sellers of this Agreement, and the consummation of the Contemplated Transactions, will not result in any Lien upon, or the loss or impairment of, or give rise to any right of any third party to terminate, any of Sellers’ rights to own any of its Intellectual Property or rights under any Inbound License Agreement or End User License Agreement, nor require the Consent of any Governmental Authority or third party in respect of any such Intellectual Property.
     Section 4.18 Employees and Labor Relations .
     (a) Schedule 4.18(a) contains a complete and accurate list of the following information for each employee of the Sellers, including each Inactive Employee: name; job title; current compensation paid or payable; vacation accrued; service credited for purposes of vesting and eligibility to participate in Sellers’ Benefit Plans.
     (b) There are no labor disputes, material grievances, arbitration proceedings, or any material union organization activities, strikes or work stoppages pending, or to the Sellers’ Knowledge, threatened between any of the Sellers and any of its employees. None of the employees of any of the Sellers is represented by a labor union and none of the Sellers is a party to any collective bargaining agreement. There are no unfair labor practice charges, complaints or proceedings pending or, to the Sellers Knowledge, threatened against or involving any of the Sellers. There are no representation proceedings pending and no labor organization or group of employees has made a demand for recognition which is currently pending.

     (c) Each of the Sellers is in compliance in all material respects with all applicable Laws relating to employment and employment practices, the employment of labor, and has not engaged in any unfair labor practice or unlawful employment practice, except, in each case, to the extent such failure to comply or such engagement, as the case may be, would not, individually or in the aggregate, have a Material Adverse Change. None of the Sellers has received written or, to Sellers’ knowledge, oral notice of any employment-related charge or complaint against any of the Sellers before the Equal Employment Opportunity Commission or the Department of Labor or any other Governmental Authority, except for such notices, charges or complaints relating to alleged violations that, individually or in the aggregate, would not have a Material Adverse Change.
     (d) Sellers have not implemented any plant closing or mass layoff of employees that could implicate the Worker Adjustment and Refraining Notification Act of 1988, as amended or any similar state, local or foreign Laws (collectively, the “WARN Act”). All previous reductions in workforce implemented by Seller have complied with the WARN Act.
     (e) Schedule 4.18(b) contains a true and correct list of all former employees of Sellers who, in connection with the Contemplated Transactions, will become “M & A qualified beneficiaries” for whose COBRA benefits Purchaser shall become responsible as a “successor employer” under Treasury Regulation 54.4980B-9.
     Section 4.19 Insurance. Schedule 4.19 sets forth a list (specifying the insurer, describing each pending Claim thereunder for which the administrator of the Sellers’ insurance policies or the Sellers has established a reserve in excess of $50,000 of the insurer’s Liability thereunder) of all policies or binders of fire, liability, product liability, workers’ compensation, vehicular and other insurance held by or on behalf of the Sellers. Such policies or binders are valid and binding in accordance with its terms, are in full force and effect, and insure against risks and Liabilities to an extent and in a manner customary in the industry in which the Sellers operates. None of the Sellers is in default with respect to any provisions contained in any such policy or binder nor has any of the Sellers failed to give any notice or present any Claims under any such policy or binder in due and timely fashion. Except as set forth on Schedule 4.19, there are no outstanding unpaid Claims for which the administrator of the Sellers’ insurance policies or the Sellers has established a reserve in excess of $50,000 under any such policy or binder, and none of the Sellers has received any notice of cancellation or non-renewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders, no failure to pay premiums when due and no similar state of facts that might form the basis for termination of any such insurance. Except as set forth on Schedule 4.19, none of the Sellers has received any written notice from any of its insurance carriers or any Governmental Authority that any insurance premiums will or may be materially increased in the future or that any insurance coverage listed on Schedule 4.19 will or may not be available in the future on substantially the same terms as now in effect, and to the Sellers’ Knowledge, there is no basis for the issuance of any such action.

     Section 4.20 Relationships with Customers. Schedule 4.20 sets forth a true and accurate list of the names and addresses of the top ten Customers (by dollar volume of sales to such Customers for 2007). Except as set forth on Schedule 4.20, none of such Customers has terminated or adversely changed in any material respect or, to the knowledge of Sellers, intends to terminate or adversely change in any material respect its relationship with the Business.
     Section 4.21 Assigned Deposits. Schedule 4.21 sets forth a true and accurate list of all security, escrow or other deposits (including utility deposits), credits, prepaid expenses, deferred charges, advance payments, and prepaid items and duties to the extent related to an Acquired Asset (the “Assigned Deposits”).
     Section 4.22 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of any of the Sellers is, or will be, entitled to any commission or broker’s or finder’s fees from Purchaser in connection with the Contemplated Transactions.
     Section 4.23 No Other Representations or Warranties. Except for any representations or warranties contained in this Agreement or in any agreement or instrument entered into in connection with the Contemplated Transactions, neither Sellers nor any other Person makes any other representation or warranty, express or implied, on behalf of Sellers.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Sellers as follows:
     Section 5.1 Organization . Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 5.2 Power and Authority. Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Contemplated Transactions have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming this Agreement constitutes a valid and binding agreement of Sellers) constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.
     Section 5.3 Consents and Approvals. Except for the approvals of the Contemplated Transactions required to be given by the Bankruptcy Court, no Consent by, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Contemplated Transactions.

     Section 5.4 No Conflicts. Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the Contemplated Transactions, nor compliance by Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles of organization or operating agreement of Purchaser, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of, any material note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties or assets may be bound or affected, or (c) violate in any material respect any Order or Law applicable to Purchaser or any of Purchaser’s properties or assets.
     Section 5.5 Financial Resources . The Purchaser has the financial resources necessary to consummate the Contemplated Transactions upon the terms and conditions set forth in this Agreement, and such financial resources are not subject to any constraints, conditions, or contingencies that could in any way materially affect the Purchaser’s ability to consummate the Contemplated Transactions or perform thereunder.
     Section 5.6 Brokers . No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Purchaser in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business by Sellers Pending the Closing.
     (a) Subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, or Order of the Bankruptcy Court, from the Effective Date until the Closing Date, Sellers shall use all commercially reasonable efforts to conduct the Business (x) in conformity with all applicable Laws, rules and ordinances and (y) in the ordinary course consistent with past practice and taking into account the filing of the Petitions, including meeting its post-Petition obligations as they become due. Sellers shall also use commercially reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement.
     (b) Without limiting the generality of the foregoing, except as provided in the Schedules or except as otherwise contemplated under this Agreement, from the Effective Date until and including the Closing Date, without the prior written Consent of Purchaser:

     (i) Except as required under the Sellers’ Benefit Plans listed on Schedule 6.1(a), Sellers shall not establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or employment, consulting or severance agreement, or otherwise increase the compensation payable to any directors, officers or employees of Sellers, except in the ordinary course of business and consistent with past practice, or establish, adopt or enter into any collective bargaining agreement;
     (ii) Sellers shall not make or agree to make any capital expenditures or capital additions other than (x) to meet its post-Petition obligations, (y) for the necessary maintenance of the Acquired Assets, or (z) in the ordinary course consistent with past practice;
     (iii) Sellers shall not replace, modify and/or terminate any Customer Incentive Programs or implement any new Customer Incentive Program, or amend, modify or waive any material provision of any agreement with any of its Customers and suppliers or make any material change to its operations, services or policies relating to its Customers and suppliers, except which come up for renewal in the ordinary course;
     (iv) Sellers shall not fail to pay any premiums when due in respect of any of the insurance policies and binders set forth on Schedule 4.19;
     (v) Sellers shall not fail to maintain any of the Acquired Assets that is used or held by Sellers pursuant to any lease or other contractual arrangement in its current condition, ordinary “wear and tear” excepted;
     (vi) Sellers shall (a) not close or shut down any of the Excluded Facilities or (b) terminate or reject any of the Facilities Leases for the Excluded Facilities; and
     (vii) except to the extent necessary to comply with the requirements of applicable Laws and regulations, Sellers shall not (i) take, or agree or commit to take, any action that would make any representation or warranty of Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at, or as of any time prior to, the Closing Date, or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article VIII not being satisfied. Sellers shall give Purchaser prompt notice of any event, condition or circumstance, occurring from the Effective Date until the Closing Date, that would constitute a violation or breach of any representation or warranty of Sellers, whether made as of the Effective Date or as of the Closing Date, or that would constitute a violation or breach of any covenant of Sellers contained in this Agreement.
     Section 6.2 Access and Information. Sellers shall afford to Purchaser and to Purchaser’s financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours and without material disruption to the Business throughout the period prior to the Closing Date to all the Business Records and properties, plants and personnel which relate to the Business and, during such period, shall furnish as promptly as practicable to Purchaser and such persons all other information as Purchaser or any of such persons may reasonably request in furtherance of the Contemplated Transactions; provided, however, that no investigation pursuant to this Section 6.2 shall affect any representations or warranties made herein or the conditions herein to the obligations of the parties to consummate the Contemplated Transactions.
     Section 6.3 Publicity. Each party agrees that it will not make any public announcement or issue any press release or respond to any press inquiry with respect to this Agreement or the Contemplated Transactions without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required (i) by applicable Law, or (ii) to administer the Chapter 11 Case.
     Section 6.4 Expenses . Each party shall, except as otherwise specifically provided herein, bear all Transaction Expenses incurred by it. To the extent not exempt by operation of the Sale Order, all Transfer Taxes shall be borne in equal amounts by the Purchaser and the Sellers. Purchaser shall bear the expense of any legal recording or filing fees or costs (including any fees payable to a Governmental Authority with respect to the transfer of any Permits) that are necessary to make effective or are associated with the transfer of Acquired Assets or consummation of the Contemplated Transactions.
     Section 6.5 Indemnification of Brokers . Sellers shall indemnify and hold harmless Purchaser from any Claim or demand for commission or other compensation by any broker, finder or investment banker claiming to have been employed by or on behalf of Sellers, and to bear the cost of legal expenses incurred in defending against any such Claim. Purchaser shall indemnify and hold harmless Sellers from any Claim for commission or other compensation by any broker, finder or investment banker claiming to have been employed by or on behalf of Purchaser, and to bear the cost of legal expenses incurred in defending against any such Claim.
     Section 6.6 Cooperation . Purchaser shall have the right to have its designated representatives, as designated to Sellers from time to time (the “Designated Purchaser Representatives”), present within normal business hours and without material disruption to the Business for consultation at Sellers’ facilities in California from the Effective Date until the Closing. Such Designated Purchaser Representatives shall have the right to review and become familiar with the conduct of the Business.
     Section 6.7 Filings; Other Action . Subject to the terms and conditions herein provided, as promptly as practicable, Sellers and Purchaser shall use all commercially reasonable efforts (a) to obtain the Sellers’ Required Approvals, and (b) to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary or appropriate to consummate the Contemplated Transactions as soon as practicable. In connection with the foregoing, each party will promptly provide the other party with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of its respective staffs, on the other hand, with respect to this Agreement and the Contemplated Transactions.
     Section 6.8 Permit Transfers . Sellers shall, prior to or at the Closing (except for Permits that Schedule 4.11 describes as being transferable only subsequent to the Closing, for which Permits the transfer or modification described herein shall be effected as promptly as practicable subsequent to the Closing), at Purchaser’s expense (including any fees that are payable to a Governmental Authority with respect to such transfer), cause the transfer or modification of any Permits (including any Permits issued pursuant to Environmental Laws) to the extent that such is required or advisable to cause the Permits to remain in full force and effect, on the same terms as those existing prior to the Closing, after the Closing. Purchaser will provide all reasonable cooperation to Sellers necessary to effect such transfers or modifications. Sellers and Purchaser agree to cooperate as necessary to effect the reissuance of any Permits (including any Permits issued pursuant to Environmental Laws) to the extent that such is required or advisable. Any reasonable costs associated with a reissuance of any Permit to Purchaser shall be borne by Purchaser.
     Section 6.9 Bankruptcy Actions.
     (a) On the Effective Date, Sellers shall file the Petitions in the Bankruptcy Court. Sellers shall use commercially reasonable efforts to file any required schedules therewith on or as soon as practicable after the Effective Date.
     (b) On the Petition Date, Sellers shall file and, with proper notice thereof on interested parties as required by the Bankruptcy Code and Rules, serve the Bidding Procedures Motion and the Sale Motion.
     (c) Sellers shall use their commercially reasonable efforts to set a hearing in the Bankruptcy Court to approve the Bidding Procedures Motion (with shortened notice if necessary) no later than 15 days after the Petition Date.
     (d) Sellers shall use their commercially reasonable efforts to obtain entry of the Bidding Procedures Order and the Sale Order. Purchaser shall use commercially reasonable efforts to assist Sellers in demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.
     (e) Sellers shall use their commercially reasonable efforts to obtain the Sale Order no later than seven (7) days after the Auction.
     (f) Sellers shall provide Purchaser, prior to the filing thereof in the Chapter 11 Case, with copies of all motions, applications and supporting papers prepared by Sellers (including forms of Orders and notices to interested parties) relating to Purchaser or the Contemplated Transactions and shall provide such copies sufficiently far in advance of the filing thereof as to permit Purchaser a reasonable opportunity to review and comment thereon.
     (g) On or promptly after the Petition Date, Sellers shall file and, with proper notice thereof on interested parties as required by the Bankruptcy Code and Rules, serve the Customer Incentive Programs Motion and the Customer Incentive Programs Order. Sellers shall use their commercially reasonable efforts to set a hearing in the Bankruptcy Court to approve the Customer Incentive Programs Motion as soon as practicable and otherwise to obtain entry of the Customer Incentive Programs Order.
     (h) Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, Orders, hearings or other proceedings relating to this Agreement or the Contemplated Transactions.
     Section 6.10 Executory Contracts.
     (a) The Section 365 Contracts to be assumed by Sellers and assigned and sold to Purchaser at the Closing pursuant to section 365 of the Bankruptcy Code (the “Assumed Section 365 Contracts”) shall consist of (i) the Assumed Employment Agreements, (ii) all Customer Contracts not expressly excluded by Purchaser on or before the Bid Submission Deadline by written notice from time to time to Sellers given on or before such date, and (iii) if expressly designated by Purchaser on or before the Bid Submission Deadline as Assumed Section 365 Contracts by written notice from time to time to Sellers given on or before such date, the Facilities Leases for the Acquired Facilities described on Schedule 2.1(e), the Personal Property Leases described on Schedule 2.1(f), the Confidentiality Agreements, and other Non-Customer Contracts described on Schedule 2.1(h) (other than Assumed Employment Agreements). All such exclusions and designations shall be made in Purchaser’s sole discretion, and shall be subject to change by Purchaser from time to time by giving written notice thereof to Sellers, so long as any such changes are delivered prior to the Bid Submission Deadline. All exclusions and designations of Assumed Section 365 Contracts that Purchaser is entitled to exclude or designate hereunder shall be become final and binding upon Purchaser at 5:00 Eastern time on the Bid

Submission Deadline. Notwithstanding the foregoing, (i) Purchaser shall not exclude any Assumed Employment Agreement, (ii) unless Purchaser expressly designates otherwise by written notice to Sellers given on or before the Bid Submission Deadline, the Facilities Leases for the Excluded Facilities shall not be included among the Assumed Section 365 Contracts, and (iii) if at any time Sellers become aware of any Section 365 Contract not disclosed in writing to Purchaser on or before the Effective Date, Sellers shall promptly thereafter advise Purchaser of the existence, and provide Purchaser with a copy, of such Section 365 Contract and Purchaser thereupon shall have the right to request, by written notice to Sellers within five (5) days, that Sellers assume, assign and sell such Section 365 Contract to Purchaser, in which case Sellers shall use commercially reasonable efforts to assume, assign and sell such Section 365 Contract to Purchaser, as promptly as reasonably practicable, on the same terms and conditions as would be applicable under this Agreement to the Assumed Section 365 Contracts, it being understood that such assumption, assignment and sale shall not be required to take place on or before the Closing or constitute a condition precedent to Purchaser’s obligation to consummate the Contemplated Transactions.
     (b) As part of the Sale Motion, Sellers shall seek approval by the Bankruptcy Court of the sale, assumption and assignment by Sellers to Purchaser of (i) the Assumed Employment Agreements, (ii) all Customer Contracts, (iii) the Facilities Leases for the Acquired Facilities described on Schedule 2.1(e), (iv) the Personal Property Leases described on Schedule 2.1(f), (v) the Confidentiality Agreements, and (v) the other Non-Customer Contracts described on Schedule 2.1(h) (the “Scheduled Section 365 Contracts”). Sellers shall serve the Sale Motion on all counterparties to all Scheduled Section 365 Contracts along with a notice specifically stating that Sellers are or may be seeking the sale, assumption and assignment of the Scheduled Section 365 Contracts and shall notify such parties of the deadline for objecting to the amounts listed in Schedule 1.1, which deadline shall be not less than three (3) Business Days prior to the Sale Hearing. Sellers shall seek authority to file with the Bankruptcy Court, not later than ten (10) days prior to the Sale Hearing, the list identifying the Scheduled Section 365 Contracts and the amounts necessary to cure defaults under each of such Section 365 Contract as determined by Sellers in accordance with Schedule 1.1, so as to enable any such party to object to the proposed Cure Amounts and the Bankruptcy Court to determine such Cure Amounts as promptly as reasonably possible. In cases in which Sellers are unable to establish that a default exists, the relevant Cure Amount shall be set at $0.00. The Sale Motion shall reflect Purchaser’s promise to perform from and after the Closing under the Assumed Section 365 Contracts, and such promise shall be the only adequate assurance of future performance necessary to satisfy the requirements of section 365 of the Bankruptcy Code in respect of the assignment to Purchaser of such Assumed Section 365 Contracts.

     (c) Anything contained in this Agreement to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Section 365 Contracts if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Sellers or Purchaser, as the assignee of such Section 365 Contracts and (ii) no breach of this Agreement shall have occurred by virtue of such non-assignment. If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Sellers shall, at Purchaser’s sole cost and expense, cooperate with Purchaser in any reasonable arrangement, including Purchaser’s provision of credit support, designed to provide for Purchaser the benefits and obligations of or under any of such Section 365 Contracts, including enforcement for the benefit of Purchaser of any and all rights of Sellers against a third party thereto arising out of the breach or cancellation thereof by such third party. Any assignment to Purchaser of any Section 365 Contracts that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained. Any contract that would be a Section 365 Contract but is not assigned in accordance with the terms of this Section 6.10 shall not be considered a “Assumed Section 365 Contract” for purposes hereof unless and until such contract is assigned to Purchaser following the Closing Date upon receipt of the requisite Consents to assignment and Bankruptcy Court approval.
ARTICLE VII
ADDITIONAL POST-CLOSING COVENANTS;
COVENANTS RELATING TO EMPLOYEES
     Section 7.1 Further Assurances . From time to time after the Closing Date, Sellers and Purchaser will execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and use all commercially reasonable efforts to take such other actions as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to Purchaser and assumption of the Section 365 Contracts by Purchaser.
     Section 7.2 Books and Records; Personnel.
     (a) Purchaser shall not dispose of or destroy any of the Business Records material to Sellers and created prior to the Closing until after the second anniversary of the Closing Date. Thereafter, if Purchaser wishes to dispose of or destroy any of the Business Records material to Sellers and created prior to the Closing, it shall first give 60 days’ prior written notice to Sellers and Sellers shall have the right, at its option and expense, upon prior written notice to Purchaser within such 60-day period, to take possession of such Business Records within 90 days after the date of the notice from Sellers.

     (b) Purchaser shall allow Sellers and any of its directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the “Sellers’ Representatives”) reasonable access to all Business Records that are transferred to it in connection herewith, in connection with Sellers’ rights and obligations as the former owner of the Acquired Assets, during regular business hours and upon reasonable notice at Purchaser’s principal place of business or at any location where such records are stored, and Sellers Representatives shall have the right to make copies of any such Business Records to the extent such Business Records relate to pre-Closing periods; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Purchaser’s business or operations.
     (c) From the Closing Date through the date the Chapter 11 Case is closed, Purchaser shall give to Sellers’ Representatives, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the Business Records to the extent such Business Records relate to pre-Closing periods, and will furnish to Sellers’ Representatives, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property-related data and other information relating to the Business, and relating solely to pre-Closing periods, as may be necessary for administration of the Chapter 11 Case.
     (d) From the Closing Date, Sellers shall allow Purchaser and any of its directors, officers, employees, counsel, representatives, accountants and auditors reasonable access to Sellers’ corporate records and taxes during regular business hours and upon reasonable notice at Sellers’ principal places of business or at any location where such records are stored, and such representatives of Purchaser shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Sellers’ business or operations.
     Section 7.3 Employment of Sellers’ Employees.
     (a) Sellers shall use its best efforts to retain all of its employees, and to maintain in good standing through the Closing all relationships and agreements with employees and independent contractors, in each case from the Effective Date through the Closing Date and to cooperate with Purchaser in hiring the employees offered employment pursuant to Section 7.3(b).
     (b) On or before the Closing Date, Purchaser shall deliver to Sellers a list of the employees of Sellers whom Purchaser wishes to employ (each such employee, an “Offer Employee”) on such terms and conditions as Purchaser shall determine (subject to the provisions of this Article VII) effective as of the Closing Date. The time at which the employment by Purchaser of each Offer Employee who is not an Inactive Employee as of the Closing and who accepts such offer of employment shall become effective (the “Effective Time of Employment”) shall be as of the Closing Date. The Effective Time of Employment of any Offer Employee who is an Inactive Employee as of the Closing shall be such time (if any) within 180 days following the Closing Date when such Inactive Employee returns to active status and reports to work with Purchaser and Purchaser shall have no obligation to employ any such Inactive Employee who fails to return to active status or to report to work with Purchaser within such 180-day period. Each employee who becomes employed by Purchaser pursuant to one of the two preceding sentences shall be considered a “Transitioned Employee” from and after his or her Effective Time of Employment. Purchaser shall be obligated to make an offer of employment to such number of employees of the Sellers’ so that no federal and/or state WARN Act liability is incurred by the Sellers.
     (c) From the Effective Date through the Closing Date, Sellers shall permit Purchaser to communicate with Sellers’ employees and consultants, at reasonable times and upon reasonable notice, concerning Purchaser’s plans, operations, business, Customer relations and general personnel matters and to interview Sellers’ employees and consultants and review the personnel records and such other information concerning Sellers’ employees and consultants as Purchaser may reasonably request (subject to obtaining any legally required written permission of any affected employee or consultant and to other applicable Law); provided that such contacts shall be conducted in a manner that is reasonably acceptable to Sellers.
     (d) Purchaser shall not be responsible for any Liabilities (other than the Assumed Liabilities) relating to or arising in connection with any actual, constructive or deemed termination of employment (including severance or separation pay or benefits or other similar compensation or benefits under any applicable Law, regulation or the Sellers’ Benefit Plan) (i) to or with respect to any employee other than a Transitioned Employee, whether as a result of the consummation of the Contemplated Transactions or otherwise, and whether before, on or after the Closing Date, or (ii) to any Transitioned Employee, whether as a result of (A) the consummation of the Contemplated Transactions, (B) any event occurring before the Closing, or (C) any action or failure to act on the part of Sellers. Except as provided in this Section 7.3(d), Purchaser shall be solely responsible for all Liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment of any Transitioned Employee with Purchaser after such Transitioned Employee’s Effective Time of Employment. Notwithstanding the foregoing, Purchaser acknowledges that, upon Closing, it will be a “successor employer” with respect to any “M & A qualified beneficiaries” as provided by Treasury Regulation 54.4980B-9.
     Section 7.4 Workers’ Compensation.
     (a) From and after the Closing Date, (i) Purchaser shall not be responsible for any Liabilities relating to or arising in connection with any Claim for workers’ compensation benefits (A) incurred by or in respect of any employee who is not a Transitioned Employee on, prior to or after the Closing Date, and (B) incurred by or in respect of Transitioned Employees on or before the Closing Date, and (ii) Purchaser shall be solely responsible for any and all Liabilities relating to or in respect of any Transitioned Employee relating to or arising in connection with any and all Claims for workers’ compensation benefits incurred after the Closing Date.
     (b) For purposes of this Section 7.4, a Claim for workers’ compensation benefits shall be deemed to be incurred when the first event giving rise to the Claim occurs.
     Section 7.5 Employment Taxes.
     (a) Sellers and Purchaser shall (i) treat Purchaser as a “successor employer” and the Sellers as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transitioned Employees who are employed by Purchaser for purposes of Taxes imposed under FUTA or FICA, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transitioned Employee for the calendar year within which the Closing Date occurs.
     (b) At the reasonable request of Purchaser with respect to any particular applicable Tax Law relating to employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Sellers and Purchaser shall (i) treat Purchaser as a “successor employer” and Sellers as a “predecessor employer,” within the meaning of the relevant provisions of such Tax Law, with respect to Transitioned Employees who are employed by Purchaser, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax Law with respect to each such Transitioned Employee for the calendar year within which the Closing Date occurs.
     Section 7.6 Third Party Rights. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Sellers or any other persons or entities (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third party beneficiary rights in any such persons or entities in respect of any benefits that may be provided, directly or indirectly, under any of the Sellers’ Benefit Plans.
     Section 7.7 Tax Returns and Filings, Payment of Taxes.
     (a) Sellers shall prepare or cause to be prepared all Tax Returns that Sellers are required to file by applicable Law relating to the Acquired Assets and the operation of the Business for all periods (i) ending on or before the Closing

Date or (ii) beginning on or before and ending after the Closing Date (a “Straddle Period”). Purchaser shall prepare or cause to be prepared all Tax Returns relating to the Acquired Assets for periods after the Closing Date.
     (b) With respect to all real property Taxes, personal property Taxes, or similar ad valorem obligations levied with respect to the Acquired Assets for any Straddle Period (“Straddle Period Taxes”), whether imposed or assessed before or after the Closing Date, the Liability for payment of each such Straddle Period Tax shall be prorated between Purchaser and Sellers at the Closing Date based on 100% of the amount of such Straddle Period Tax imposed for the prior taxable period. The portion of each such Straddle Period Tax that is allocable to the Sellers shall be the product of (i) 100% of the amount of such Tax for the prior taxable period and (ii) a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. The portion of each such Straddle Period Tax that is allocable to Purchaser shall be the product of (i) 100% of the amount of such Tax for the prior taxable period and (ii) a fraction, the numerator of which is the number of days in the Tax period remaining after the Closing Date and the denominator of which is the number of days in the entire Tax period. At Closing, the Purchase Price shall be adjusted to reflect the allocation of the Straddle Period Taxes as provided in this Section.
     (c) Sellers and Purchaser shall furnish to each other upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business (including access to Business Records) as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any Claim or Legal Proceeding relating to any Tax Return. Sellers and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes. Sellers and Purchaser shall provide timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Acquired Assets or the Business for any taxable period for which the other party may have Liability under this Agreement.
     Section 7.8 Use of Trademarks . Except as specified on Schedule 7.8, following the Closing Date, (a) Sellers shall not, and shall cause their Affiliates not to, use any name, domain name, mark, logo, trade name, trademark or service mark transferred to Purchaser or any of the Sellers’ Marks containing “ProxyMed,” MedAvant, or variation thereof or any mark confusingly similar thereto in any business activity, and (b) Sellers shall, and shall cause their Affiliates to, change their corporate names so that no such Seller’s Marks or other names or trademarks or any confusingly similar variation thereof are not incorporated or used therein.
     Section 7.9 Facilities Leases for Excluded Facilities . It is acknowledged that certain items of tangible personal property included within the Acquired Assets are to be acquired by Purchaser under this Agreement may be located at the Florida Facilities and the Jeffersonville Facility, which Facilities are among the Excluded Assets. To facilitate Purchaser’s orderly removal of such Acquired Assets from such Facilities following the Closing Date, during the period of fifteen (15) days following the Closing Date Sellers shall not, and shall cause their Affiliates not to close or shutdown the Florida Facilities or the Jeffersonville Facility. Upon the Closing Date and for a period of fifteen (15) days thereafter, Sellers shall (a) provide or cause to be provided to Purchaser and to Purchaser’s authorized representatives reasonable access during normal business hours to the Florida Facilities and the Jeffersonville Facilities and (b) furnish as promptly as practicable to Purchaser and such representatives such assistance as Purchaser may reasonably request in furtherance of the Purchaser’s removal from the premises of such Facilities any Acquired Assets located thereat and transferred to Purchaser under this Agreement.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.1 Conditions Precedent to Obligations of Sellers and Purchaser . The respective obligations of each party to effect the Contemplated Transactions shall be subject to the absence, at the Closing Date, of any Law or Order of any Governmental Authority, pending or threatened, that would materially and adversely alter, or prohibit, restrain, enjoin or restrict the consummation of, the Contemplated Transactions.
     Section 8.2 Conditions Precedent to Obligation of Sellers . The obligation of Sellers to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:
     (a) Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Date and as of the Closing Date as if made at and as of such date; and Sellers shall have received a certificate of an authorized officer of Purchaser as to the satisfaction of this condition;
     (b) Sellers shall have obtained all material Sellers’ Required Approvals;
     (c) The Bidding Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court and shall have become Final Orders; and
     (d) Purchaser shall have paid the Purchase Price in accordance with Section 2.5 and Section 3.3(a) and shall have delivered to Sellers the documents set forth in Section 3.3.

     Section 8.3 Conditions Precedent to Obligation of Purchaser . The obligation of Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
     (a) Sellers shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of Sellers contained in this Agreement that are qualified as to materiality or as to Material Adverse Change shall be true and correct in all respects and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Date and as of the Closing Date as if made at and as of such date; and Purchaser shall have received a certificate of an authorized officer of Sellers as to the satisfaction of this condition;
     (b) No material Permits shall have been revoked or, to the extent applicable, shall have failed to have been transferred to Purchaser subject to no additional restrictions or burdens on the permittee other than those which, in the aggregate, are immaterial;
     (c) Sellers shall have obtained all of the material Sellers’ Required Approvals;
     (d) The Bidding Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court in form and substance acceptable to Purchaser in its sole discretion, and such Orders shall have become Final Orders
     (e) The Customer Incentive Programs Order shall have been entered by the Bankruptcy Court in form and substance acceptable to Purchaser in its reasonable discretion and shall have become a Final Order, and Sellers shall have paid and discharged all pre-Petition Customer Obligations under the existing Customer Incentive Programs (as defined in the Customer Incentive Programs Order);
     (f) Sellers shall have delivered to Purchaser the documents set forth in Section 3.2; and
     (g) There shall have been no Material Adverse Change since the Effective Date.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     Section 9.1 Termination by Mutual Consent . This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the parties.

     Section 9.2 Termination by Either Purchaser or Sellers. This Agreement may be terminated at any time prior to the Closing Date by either Purchaser or Sellers if any Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions and either (i) thirty (30) days shall have elapsed from the issuance of such Order or other action and such Order or other action has not been removed or vacated, or (ii) such Order or other action shall have become final and non-appealable.
     Section 9.3 Termination by Sellers . This Agreement may be terminated at any time prior to the Closing Date by Sellers as follows:
     (a) if there has been a Material Breach by Purchaser;
     (b) if any condition precedent to the obligation of Sellers to effect the Contemplated Transactions specified in Section 8.1 or Section 8.2 shall not have been satisfied or waived and shall have become impossible to satisfy, unless the failure of such condition to have been satisfied was caused primarily by a Material Breach by Sellers; or
     (c) if the Closing Date shall not have occurred on or before 5:00 p.m. Pacific time on the Outside Date.
     Section 9.4 Termination by Purchaser . This Agreement may be terminated at any time prior to the Closing Date by Purchaser as follows:
     (a) if the Petitions are not filed contemporaneously with the execution and delivery of this Agreement;
     (b) if (i) a hearing before the Bankruptcy Court on the Bidding Procedures Order is not held within 15 days of the Petition Date, (ii) no Bidding Procedures Order has been entered by the Bankruptcy Court within 20 days of the Petition Date; (iii) any Bidding Procedures Order is entered by the Bankruptcy Court setting a Bid Submission Deadline later than 45 days after the Petition Date; (iv) the Auction has not been held within 50 days after the Petition Date; or (v) if the Sale Order has not been entered by the Bankruptcy Court within seven days Business Day after the Auction, unless, in each such case (i) through (v) above, the failure of such action to be taken or completed, or such event to have occurred, is caused primarily by a Material Breach by Purchaser;
     (c) if there has been a Material Breach by Sellers;
     (d) if the Senior Lender has not agreed in writing, on or before the earlier of the date of the DIP Financing Agreement or the date of entry of the interim Order of the Bankruptcy Court approving the DIP Financing Agreement, to subordinate its liens in right of payment to Purchaser’s Claim for payment of the Transaction Expenses under Section 9.7;

     (e) If (i) any of the Sellers or any of their boards of directors determines to pursue, (ii) any of the Sellers files any motion with the Bankruptcy Court seeking an Order approving, or (iii) any of the Sellers files any Chapter 11 Plan involving, any Alternative Transaction or Alternative Transactions;
     (f) if Sellers enter into a definitive agreement with a third party for an Alternative Transaction;
     (g) if the Bankruptcy Court enters any Order approving any Alternative Transaction or confirming any Chapter 11 Plan involving any Alternative Transaction;
     (h) if any condition precedent to the obligation of Purchaser to effect the Contemplated Transactions specified in Section 8.1 or Section 8.3 shall not have been satisfied or waived and shall have become impossible to satisfy, unless the failure of such condition to have been satisfied was caused primarily by a Material Breach by Purchaser; or
     (i) if the Closing Date shall not have occurred on or before 5:00 p.m. Pacific time on the Outside Date.
     Section 9.5 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, written notice thereof shall as promptly as practicable be given to the other party and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by the parties hereto. Upon termination of this Agreement, (a) except as provided in this Section 9.5 this Agreement shall cease to have any force or effect, (b) the parties to this Agreement shall not have any Liability to each other, except for fraud occurring on or before the date of such termination; provided, however, that if this Agreement is terminated by reason of (i) any Material Breach hereof by the non-terminating party or (ii) any non-compliance by the non-terminating party with its obligations under this Agreement, which non-compliance shall have been the cause of the failure of one or more of the conditions to the terminating party’s obligations to effect the Contemplated Transactions to have been satisfied, the terminating party’s right to pursue any available remedies at law, subject to Section 10.13, will survive such termination unimpaired, and (c) the parties under this Agreement shall cease to have any further obligations under this Agreement except pursuant to Section 2.7, Section 6.3, Section 6.4, Section 6.5, this Section 9.5, Section 9.6, Section 9.7, Section 10.1(b), Section 10.5, Section 10.6, Section 10.10, and Section 10.13 (as such obligations are affected by any defined terms in Section 1.1 relating thereto or any general principles of constructions set forth in Section 1.2, Section 1.3 or Section 1.4), and (d) all filings, applications and other submissions made pursuant to the Contemplated Transactions shall, to the extent practicable, be withdrawn from the Government Authority or Person to which made.
     Section 9.6 Break-Up Fee.

     (a) Sellers agree and acknowledge that Purchaser’s negotiation and execution of this Agreement have required a substantial investment of management time and a significant commitment of financial and other resources by Purchaser, and that the negotiation and execution of this Agreement have provided value to Sellers. Therefore, if this Agreement is terminated (other than any termination (i) by Purchaser not in accordance with this Agreement or at any time at which Purchaser is in Material Breach or (ii) by Sellers in accordance with either (A) Section 9.3(a), (B) Section 9.3(b), if the relevant condition precedent to the obligation of Sellers that has not been satisfied or waived or that has become impossible to satisfy either (x) is set forth in Section 8.2(a) or 8.2(d) or (y) has been caused primarily by a Material Breach by Purchaser, or (C) Section 9.3(c), if the failure of the Closing Date to have timely occurred has been caused primarily by a Material Breach by Purchaser), and if thereafter any Break-Up Fee Event occurs, and Sellers shall pay Purchaser an amount equal to $350,000 (the “Break-Up Fee”).
     (b) “Break-Up Fee Event” means the consummation of any Alternative Transaction, or the confirmation of any Chapter 11 Plan, within 180 days of the termination of this Agreement.
     (c) Sellers shall pay the Break-Up Fee on the earlier of (a) the date of the consummation of an Alternative Transaction or (b) within two (2) Business Days of the confirmation by the Bankruptcy Court of any Chapter 11 Plan; so long as such Alternative Transaction is consummated or such Chapter 11 Plan is confirmed within 180 days after the date of termination. Sellers’ obligation to pay the Break-Up Fee shall constitute and be treated as a superpriority administrative expense of Sellers under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and paid in cash immediately when due.
     Section 9.7 Expense Reimbursement. Sellers shall reimburse Purchaser for all reasonable Transaction Expenses incurred by Purchaser in excess of the Initial Expense Payment, to the extent not previously reimbursed, but not to exceed $150,000 of such excess, if this Agreement is terminated (a) by Purchaser in accordance with this Agreement, (b) by Sellers in accordance with Section 9.3(b) if the relevant condition precedent to the obligation of Sellers that has not been satisfied or waived or that has become impossible to satisfy has not been caused primarily by a Material Breach by Purchaser, or (c) by Sellers in accordance with Section 9.3(c), unless the failure of the Closing Date to have timely occurred has been caused primarily by a Material Breach by Purchaser. Such reimbursement shall be paid by Sellers promptly upon Purchaser’s request and submission by Purchaser to Sellers of summary documentation (redacted as necessary in Purchaser’s discretion to preserve any attorney-client communication, work product or other privilege) of the Transaction Expenses in respect of which reimbursement is sought.

ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Survival of Representations, Warranties, Agreements and Covenants.
     (a) The representations and warranties in this Agreement or in any other instrument delivered pursuant to this Agreement shall not survive the Closing.
     (b) Except as otherwise expressly provided in this Agreement, the agreements and covenants of the parties in this Agreement shall survive the Closing and remain in full force and effect without time limit in accordance with the terms thereof.
     Section 10.2 Notices . All notices, Claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given (i) if personally delivered, (ii) if sent by facsimile transmission, (iii) if sent by a nationally recognized courier service, or (iv) if sent by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):
(a)	If to Purchaser, to:

MHC Acquisition Corp. c/o Marlin Equity Partners, LLC 2121 Rosecrans Avenue, Suite 4325 El Segundo, CA 90245 Attn: Mr. George Kase Fax: 310 364-0110
     with a copy to:
Pachulski Stang Ziehl & Jones LLP 10100 Santa Monica Boulevard Eleventh Floor Los Angeles, CA 90067 Attn: Jeffrey N. Pomerantz, Esq. Fax: 310 201-0760

(b)	If to Sellers, to:

ProxyMed, Inc. dba MedAvant Healthcare Solutions

1854 Shackleford Court Suite 200 Norcross, Georgia 30093-2924 Attn: Mr. Peter Fleming Fax: 404 877-3324
     with a copy to:
Foley & Lardner LLP 90 Park Avenue New York, NY 10016 Attn: Michael Richman, Esq. Fax: 212 687-2329
     Any such notice, Claim, demand or other communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by fax, (ii) on the next Business Day after dispatch if sent by nationally recognized courier service, and (iii) on the fifth Business Day following the date the piece of mail containing such notice, Claim, demand or other communication is posted, if sent by mail.
     Section 10.3 Entire Agreement. This Agreement (including the Exhibits, the Schedules, and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to cancel, release, terminate, restrict, limit or modify any obligations of Purchaser under its Confidentiality Agreement with Sellers dated August 13, 2007, which obligations shall continue in full force and effect until the earlier of (a) the expiration thereof under such agreement or applicable Law or (b) the Closing, at which time such obligations shall terminate.
     Section 10.4 No Assignment . This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and its respective successors and permitted assigns. Neither the rights nor the obligations of either party may be assigned or delegated, whether by operation of Law or otherwise, without the prior written Consent of the other party, except that Purchaser may assign any or all of its rights (but not its obligations, except as specifically set forth in this Agreement) hereunder to any of its Affiliates. Notwithstanding any provision to the contrary in this Agreement, Purchaser may collaterally assign any or all of its rights (but not its obligations, except as specifically set forth in this Agreement) hereunder to a lender of Purchaser.
     Section 10.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE RULES OF CONFLICT OF LAWS OF THE STATE OF CALIFORNIA OR ANY OTHER

JURISDICTION AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.
     Section 10.6 CONSENT TO JURISDICTION . THE PARTIES AGREE THAT THE BANKRUPTCY COURT SHALL BE THE EXCLUSIVE FORUM FOR ENFORCEMENT OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS AND (ONLY FOR THE LIMITED PURPOSE OF SUCH ENFORCEMENT) SUBMIT TO THE JURISDICTION THEREOF; PROVIDED THAT IF THE BANKRUPTCY COURT DETERMINES THAT IT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THEN EACH PARTY (A) AGREES THAT ALL SUCH ACTIONS OR PROCEEDINGS SHALL BE HEARD AND DETERMINED IN A FEDERAL COURT OF THE UNITED STATES SITTING IN THE CITY OF LOS ANGELES, (B) IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING, (C) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE VENUE OR JURISDICTION OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT, AND (D) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 10.2 (PROVIDED THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY CALIFORNIA LAW).
     Section 10.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of both parties.
     Section 10.8 Waiver.
     (a) At any time prior to the Closing Date, a party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any other document delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party against whom such extension or waiver is to be effective.
     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 10.9 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 10.10 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at Law or in equity.
     Section 10.11 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when either party shall have received a counterpart thereof signed by the other party.
     Section 10.12 Headings. The Section title and headings in this Agreement are and shall be without substantive meaning or context of any kind whatsoever and are for convenience of reference only.
     Section 10.13 Liquidated Damages as Sole Remedy of Sellers.

     (a) THE PARTIES ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT THAT THE CONTEMPLATED TRANSACTIONS ARE NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 10.13 BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT THAT IS THE SUBJECT OF SECTION 2.6 OF THIS AGREEMENT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF THE SELLERS’ DAMAGES, AND AS THE SELLERS’ SOLE AND EXCLUSIVE REMEDY AGAINST THE PURCHASER (OTHER THAN FOR INTENTIONAL MISREPRESENTATION OR FRAUD), WHETHER AT LAW OR IN EQUITY, FOR ANY LIABILITY UNDER THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, INCLUDING THE FAILURE OF THE PURCHASER TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OF THE EXHIBITS OR SCHEDULES HERETO.
     (b) BY SEPARATELY EXECUTING THIS 10.13 BELOW THE PURCHASER AND SELLERS ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

SELLERS:

PURCHASER:

     Section 10.14 Liquidated Damages as Sole Remedy of Purchaser.
     (a) THE PARTIES ACKNOWLEDGE THAT PURCHASER’S ACTUAL DAMAGES IN THE EVENT THAT THE CONTEMPLATED TRANSACTIONS ARE NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 10.14 BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE EXPENSE REIMBURSEMENT THE SUBJECT OF SECTION 9.7 OF THIS AGREEMENT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF THE PURCHASER’S DAMAGES, AND AS THE PURCHASER’S SOLE AND EXCLUSIVE REMEDY (OTHER THAN FOR INTENTIONAL MISREPRESENTATION OR FRAUD) AGAINST THE PURCHASER, WHETHER AT LAW OR IN EQUITY, FOR ANY LIABILITY UNDER THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, INCLUDING THE FAILURE OF THE SELLERS TO PERFORM ANY OF THEIR OBLIGATIONS UNDER THIS AGREEMENT OR ANY OF THE EXHIBITS OR SCHEDULES HERETO.
     (b) BY SEPARATELY EXECUTING THIS 10.14 BELOW THE PURCHASER AND SELLERS ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

SELLERS:

PURCHASER:

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their respective officers thereunto duly authorized, as of the date first above written.

SELLERS:

PROXYMED, INC., dba MEDAVANT HEALTHCARE SOLUTIONS, A Florida corporation

By:	/s/ Peter E. Fleming, III
Name:	Peter E. Fleming, III
Title:	Interim Chief Executive Officer

PROXYMED TRANSACTION SERVICES, INC. A Delaware corporation

By:	/s/ Peter E. Fleming, III
Name:	Peter E. Fleming, III
Title:	Interim Chief Executive Officer

PURCHASER:

MHC ACQUISITION CORP., A Delaware corporation

By:	/s/ George W. Kase
Name:	George W. Kase
Title:	President and Secretary
[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT INDEX

Exhibit A	Bidding Procedures Order
Exhibit B	Sale Order
Exhibit C	Assignment and Assumption of Real Property Lease
Exhibit D	Assignment and Assumption of Section 365 Contracts
Exhibit E	Bill of Sale
Exhibit F	Assignment of Trademarks
Exhibit G	Assignment of Copyrights
Exhibit H	Assignment and Acceptance of Intangible Property
Exhibit I	Assumption Agreement
Exhibit J	General Release
Exhibit K	Management Incentive Plan
SCHEDULE INDEX

Schedule 1.1	Cure Amounts
Schedule 2.1(a)	Acquired Facilities
Schedule 2.1(b)	Tangible Personal Property
Schedule 2.1(e)	Acquired Facilities Leases
Schedule 2.1(f)	Acquired Personal Property Leases
Schedule 2.1(h)	Non-Customer Contracts
Schedule 4.4	Sellers’ Required Approvals
Schedule 4.6	Sellers’ Financial Statements
Schedule 4.8	Legal Proceedings
Schedule 4.11	Permits
Schedule 4.13	Acquired Assets Located Other Than At Facilities
Schedule 4.14(a)	Facilities
Schedule 4.14(b)	Facilities Leases
Schedule 4.14(c)	Defaults under Contracts
Schedule 4.16(a)	Customer Contracts
Schedule 4.16(b)	Non-Customer Contracts
Schedule 4.16(c)	Defaults under Contracts
Schedule 4.17(b)	Intellectual Property—Marks
Schedule 4.17(c)	Intellectual Property—Patents
Schedule 4.17(d)	Intellectual Property—Copyrights
Schedule 4.17(e)	Intellectual Property—Trade Secrets
Schedule 4.17(f)	Intellectual Property—Software
Schedule 4.17(g)	Intellectual Property—Software Documentation
Schedule 4.17(h)	Intellectual Property—Inbound License Agreements
Schedule 4.17(i)	Intellectual Property—Sufficiency
Schedule 4.17(j)	Intellectual Property—Performance of Software
Schedule 4.17(k)(A)	Intellectual Property—Lack of Documents
Schedule 4.17(k)(B)	Intellectual Property—IP Required from Former Employment
Schedule 4.17(k)(C)	Intellectual Property—Participants in Development
Schedule 4.17(k)(D)	Intellectual Property—Patent Inventors
Schedule 4.17(m)	Exceptions to Disaster Recovery Plans
Schedule 4.17(n)	Intellectual Property—Assignment
Schedule 4.18(a)	Employees
Schedule 4.18(b)	M&A Qualified Beneficiaries
Schedule 4.19	Insurance
Schedule 4.20	Customers
Schedule 4.21	Assigned Deposits
Schedule 6.1	Sellers’ Benefit Plans
Schedule 7.8	Exceptions to Trademark Use